Exhibit 99.1

Before the

FEDERAL COMMUNICATIONS COMMISSION

Washington, D.C. 20554

In the Matter of	)
)
XM Satellite Radio Holdings Inc.,	) File Nos. ______________
Transferor	)
)
and	) Docket No. _____
)
Sirius Satellite Radio Inc.,	)
Transferee	)
)
Consolidated Application for Authority to	)
Transfer Control of XM Radio Inc. and Sirius	)
Satellite Radio Inc.	)

CONSOLIDATED APPLICATION FOR AUTHORITY TO TRANSFER CONTROL

Patrick L. Donnelly

Executive Vice President, General Counsel, and Secretary

Sirius Satellite Radio Inc.

1221 Avenue of the Americas

36th Floor

New York, NY 10020

Richard E. Wiley

Robert L. Pettit

Peter D. Shields

Jennifer D. Hindin

WILEY REIN LLP

1776 K Street NW

Washington, DC 20006

202.719.7000

Attorneys for Sirius Satellite Radio Inc.

Dara Altman

Executive Vice President, Business and Legal Affairs

XM Satellite Radio Holdings Inc.

1500 Eckington Place, NE

Washington, DC 20002

Gary M. Epstein

James H. Barker

Brian W. Murray

LATHAM & WATKINS LLP

555 Eleventh Street, NW

Suite 1000

Washington, DC 20004-1304

202.637.2200

Attorneys for XM Satellite Radio Holdings Inc.

March 20, 2007

EXECUTIVE SUMMARY

Sirius Satellite Radio Inc. (“Sirius”) and XM Satellite Radio Holdings Inc. (“XM,” and with Sirius, the “Applicants”), pursuant to Section 310(d) of the Communications Act of 1934, request Commission consent to the transfer of control of the FCC licenses held by Sirius, XM, and their subsidiaries. The Applicants have entered into a merger agreement under which a wholly owned subsidiary of Sirius, Vernon Merger Corporation, will be merged with and into XM, with XM being the surviving entity of this subsidiary merger. The combined company will be controlled by a new Board of Directors, selected by both Sirius and XM, and its equity ownership will be represented equally by former shareholders of XM and Sirius prior to the merger.

Sirius and XM are established audio entertainment providers. Both companies obtained satellite radio licenses in 1997 following an auction in which the companies collectively paid more than $170 million to the U.S. Treasury; their qualifications to hold those licenses are a matter of public record and have been reviewed and endorsed in prior proceedings. Today, Sirius operates three satellites in non-geostationary orbit and serves over 6 million subscribers. XM currently operates four geostationary orbit satellites and serves over 7.6 million subscribers. These subscribers’ satellite radios may be installed in homes, automobiles, boats, and aircraft, or may be carried as portable radios. Together, the companies offer approximately 300 channels of music, sports, news, talk, entertainment, traffic and weather, emergency, and informational data services. Each company also provides content to subscribers using streaming audio over the Internet as well as direct broadcast satellite (“DBS”) and wireless networks.

The proposed merger of Sirius and XM will generate substantial, merger-specific public interest benefits. The efficiencies resulting from the merger will allow the combined company to

i

provide consumers programming choices on a more à la carte basis at lower prices. After the merger, customers may elect to receive fewer channels at a monthly price lower than $12.95; substantially similar programming at the existing $12.95 price; or more channels, including some of the “best of both” networks, at a modest premium to the cost of one service, and considerably less than the cost of subscribing to both services. Consumers will also be able to block adult-themed channels and receive a price credit for those channels. Subscribers could continue to use their existing radios or eventually purchase new radios capable of receiving all of the content of both services when they become available.

In addition, in the long-term, the merger of Sirius and XM will help increase programming diversity. Sirius and XM already broadcast a wide range of commercial-free music channels; exclusive and non-exclusive sports coverage; news, talk, entertainment, and religious programming; channels in Spanish, Korean, and French; as well as weather and traffic channels for many cities. In the long run, the combined company will be able to consolidate redundant programming, making it possible to use excess channel capacity to enhance programming diversity, including additional programming related to public safety and homeland security, and programming aimed at minority and underserved communities. The merger also will help accelerate deployment of advanced technology, including improvements in products such as real-time traffic and rear-seat video and development of a next-generation satellite system.

In an audio entertainment market already brimming with choices and value for consumers, the merger of Sirius and XM would enhance the public interest by providing more of both with no adverse effect on competition. Satellite radio is a small part of a highly competitive and ever-expanding market for audio entertainment. Indeed, although satellite radio has proven to be an appealing and popular new product, the current 14 million subscribers pales in comparison to terrestrial radio’s approximate 230 million weekly listeners. As the National Association of Broadcasters (“NAB”) explained to the Commission just two months ago, “there can be no reasonable doubt that the current media marketplace is robustly competitive, and indeed exploding at the seams with consumer choices for both delivery mechanisms and content.”1 Consumers seeking audio entertainment today pick and choose among a range of options that, despite some differentiation, provide consumers with similar content and features. As many parties have described to the Commission previously, consumers obtain audio entertainment using free “over-the-air” AM and FM radio, HD Radio, Internet radio, iPods and other MP3 players, cable providers’ music offerings, mobile phones, and CD players, as well as satellite radio. The providers of these services—including terrestrial radio, which is by far the most dominant of the group—have conceded on multiple occasions that they compete directly with each other for consumers’ attention.

Thus, the merger will not harm competition in any market, because a combined satellite radio provider will have no market power, let alone be able to dominate the market. Indeed, a recent Arbitron study found that satellite radio accounted for just 3.4 percent of all radio listening. In order to build on this modest foundation, the combined company will need to compete with providers offering services that can be easily substituted for satellite radio, and that consumers will potentially find even more appealing. In fact, many of these providers already are expanding their capabilities so their services more closely resemble the functionality provided by satellite radio. Accordingly, given the abundance of audio entertainment (much of it

[1]

2006 Quadrennial Regulatory Review—Review of the Commission’s Broadcast Ownership Rules and Other Rules Adopted Pursuant to Section 202 of the Telecommunications Act of 1996, Reply Comments of the National Association of Broadcasters, MB Docket No. 06-121, at 34 (filed Jan. 16, 2007).

free of charge and available on ubiquitous receivers), the combined company will need to ensure that both its service and pricing remain competitive by creating benefits for consumers rather than taking them away (particularly because the combined company’s service will require a paid subscription)—a result that is decidedly pro-competitive. Meanwhile, barriers to entry into this already dynamic market will remain low notwithstanding the proposed transaction, as demonstrated by the development of wireless networks and the availability of other spectrum bands. The viability of market entry by new entities will protect the ability of consumers to access audio entertainment—and that of programmers to distribute it—through a variety of competitive means.

For the above reasons, the proposed merger is clearly in the public interest, and the Applicants request that the FCC expeditiously grant the Application.

TABLE OF CONTENTS

I.	INTRODUCTION			2

	A.	The Applicants		2

		1.	Sirius Satellite Radio Inc.	2

		2.	XM Satellite Radio Holdings Inc.	4

	B.	The Proposed Transaction		6

II.	STANDARD OF REVIEW			7

III.	THE TRANSACTION WILL SERVE THE PUBLIC INTEREST BY ALLOWING THE COMBINED COMPANY TO OFFER LOWER PRICES AND INCREASED CHOICE.			9

	A.	A Combined Sirius-XM Will Offer Consumers More Choice at Lower Prices		10

	B.	The Combined Company Will Provide Consumers More Diverse Programming		12

	C.	The Merger Will Help Accelerate Deployment of Advanced Technology		14

	D.	The Merged Company Will Be Capable of Commercializing Interoperable Receivers, Providing Greater Customer Choice and Convenience		15

	E.	The Merger Will Create Operational Efficiencies and Will Safeguard the Future of Satellite Radio		17

IV.	THE TRANSACTION WILL NOT HARM COMPETITION IN THE MARKET FOR AUDIO ENTERTAINMENT SERVICES			20

	A.	Satellite Radio is a Small Part of a Highly Competitive and Ever-Expanding Market for Audio Entertainment		21

	B.	A Satellite Radio Merger Would Not Harm Competition in the Audio Entertainment Market.		40

		1.	A Combined Satellite Radio Provider Would Have No Market Power In Light of the Widespread Availability of Competitive Alternatives.	40

		2.	A Satellite Radio Merger Would Not Bar Entry By New Providers of Audio Entertainment Services.	45

V.	THE TRANSACTION SATISFIES THE REQUIREMENTS OF THE COMMUNICATIONS ACT, ALL OTHER APPLICABLE STATUTES, AND THE COMMISSION’S RULES			48

	A.	Sirius and XM Are Qualified to Control FCC Licenses		48

	B.	No Commission Rule Bars the Transaction.		49

VI.	FCC AUTHORIZATIONS AND PROCESSING			53

i

	A.	Request for Transfer of Authorizations	53

	B.	Request for Approval of Additional Authorizations	54

	C.	Request for Permit-But-Disclose Ex Parte Status	55

	D.	Section 304 Waiver	55

VII.	CONCLUSION		56

ATTACHMENT A – Corporate Structures

ii

Before the

FEDERAL COMMUNICATIONS COMMISSION

Washington, D.C. 20554

In the Matter of	)
)
XM Satellite Radio Holdings Inc.,	) File Nos. ______________
Transferor	)
)
and	) Docket No. _____
)
Sirius Satellite Radio Inc.,	)
Transferee	)
)
Consolidated Application for Authority to	)
Transfer Control of XM Radio Inc. and Sirius	)
Satellite Radio Inc.	)

CONSOLIDATED APPLICATION FOR AUTHORITY TO TRANSFER CONTROL

Sirius Satellite Radio Inc. (“Sirius”) and XM Satellite Radio Holdings Inc. (“XM,” and with Sirius, the “Applicants”), pursuant to Section 310(d) of the Communications Act of 1934, as amended (the “Communications Act” or the “Act”),1 and Sections 1.948 and 25.119 of the Federal Communications Commission’s (the “FCC’s” or the “Commission’s”) rules,2 respectfully submit this joint application (“Application”) for Commission consent to transfer control of licenses held by Sirius and XM or their subsidiaries. The Applicants have entered into an Agreement and Plan of Merger (the “Merger Agreement”) under which a wholly owned subsidiary of Sirius, Vernon Merger Corporation, will be merged with and into XM, with XM being the surviving entity of this subsidiary merger. In addition, the combined company will be

[1]	47 U.S.C. § 310(d).
[2]	47 C.F.R. §§ 1.948, 25.119.

controlled by a new Board of Directors, selected by both Sirius and XM, and its equity ownership will be represented equally by former shareholders of XM and Sirius prior to the merger.

As detailed herein, the public interest will be served by the proposed merger. The merger of Sirius and XM will allow the combined company to offer customers more programming choices at lower prices and will result in significant efficiencies. Together, the Applicants will be better able to serve consumers in the ever-evolving and highly competitive audio entertainment market. Moreover, the merger will not harm competition in any market, because a combined satellite radio provider will have no market power and will need to continue to innovate and enhance its offerings to ensure that its service remains appealing to consumers. Accordingly, the Application should be granted.

I. INTRODUCTION

A. The Applicants3

1. Sirius Satellite Radio Inc.

Sirius, a publicly traded Delaware corporation, is an established audio entertainment provider. In April 1997, Sirius paid more than $83 million to the U.S. Treasury at auction for rights to provide satellite radio in the 2320-2332.5 MHz band,4 and the Commission authorized a Sirius subsidiary to construct, launch, and operate two geostationary satellites located at 80° and 110° W.L.5 The FCC later modified the license to permit operation of three non-geostationary

[3]	This section is responsive to Questions 40 and A.20 on FCC Form 312 and Schedule A thereto.
[4]	FCC Announces Auction Winners for Digital Audio Radio Service, Public Notice, 12 FCC Rcd 18,727 (1997) (“Satellite Radio Auction Public Notice”).
[5]

Satellite CD Radio Inc., Application for Authority to Construct, Launch, and Operate Two Satellites in the Satellite Digital Audio Radio Service, Order and Authorization, 13 FCC Rcd 7971 (1997) (“Sirius Authorization Order”).

satellites.6 In addition to this satellite radio authorization (including the related terrestrial repeater special temporary authorizations), Sirius holds related earth station and wireless licenses.

Sirius began providing service in February 2002. As of December 31, 2006, Sirius had approximately 6 million subscribers in the United States. Sirius offers over 130 channels to its subscribers, including 69 channels of commercial-free music programming, such as pop, rock, electronic, hip hop, R&B, country, Christian, blues, jazz, classical, Latin, big band, and showtunes; 54 channels of sports, news, talk, and entertainment programming that includes coverage of the National Football League, National Basketball Association, and NASCAR, as well as other professional and college sports nationwide; 11 channels of traffic and weather in several large U.S. metropolitan areas; one channel dedicated to emergency information and the transmission of emergency alerts on a nationwide basis; and informational data services. Sirius also provides streaming audio content to subscribers via the Internet and music channels to certain DISH satellite television subscribers and Sprint subscribers. Sirius radios are available for installation in homes, automobiles, boats, and aircraft, and Sirius also has a variety of portable radios.

Sirius has invested over five billion dollars to date, primarily to (1) develop and upgrade its network; (2) design chipsets and radios capable of receiving its service; (3) subsidize the cost of such chipsets and radios to encourage their distribution; (4) develop subscriber-based management systems and other information technology; (5) market its brand; and (6) create

[6]

Sirius Satellite Radio Inc. for Minor Modification of License to Construct, Launch and Operate a Non-Geostationary Satellite Digital Audio Radio Service System, Order and Authorization, 16 FCC Rcd 5419 (2001).

compelling programming for subscribers. Currently, Sirius operates three non-geostationary satellites and a network of complementary terrestrial repeaters7 covering the contiguous United States.8 Sirius controls and communicates with its satellites from its uplink facility in New Jersey and through its earth stations in Panama and Ecuador. Sirius continues to monitor its infrastructure, regularly evaluating and implementing improvements in technology. Sirius has entered into an agreement with Space Systems/Loral, Inc. to design and construct a new geostationary satellite that will complement its existing in-orbit satellites. When launched, the resulting constellation configuration is expected to provide enhanced coverage and performance.

2. XM Satellite Radio Holdings Inc.

XM, a publicly traded Delaware corporation, is an established provider of audio entertainment. In April 1997, XM was one of the winning bidders in the Commission’s auction of 25 MHz of spectrum in the S-band allocated to satellite radio, in which XM committed and paid nearly $90 million to the U.S. Treasury.9 The Commission awarded XM the license to provide satellite radio services in the 2332.5-2345 MHz band.10 XM’s wholly owned subsidiary XM Radio Inc., a Delaware corporation, now holds XM’s satellite radio licenses (including related terrestrial repeater special temporary authorizations) as well as satellite, earth station, and experimental licenses issued by the Commission.

[7]	Sirius has deployed terrestrial repeaters in areas where its signal may be blocked such as urban centers with high concentrations of tall buildings and tunnels.
[8]	Sirius also has a fourth spare satellite in ground storage that can be deployed in the event of a satellite failure.
[9]	Satellite Radio Auction Public Notice, 12 FCC Rcd at 18,717.
[10]

See Am. Mobile Radio Corp., Application for Authority to Construct, Launch, and Operate Two Satellites in the Satellite Digital Audio Radio Service, Order and Authorization, 13 FCC Rcd 8829, 8850 (¶ 51) (1997) (“XM Authorization Order”).

XM initiated commercial operations in September 2001; as of December 31, 2006, it provided service to approximately 7.6 million subscribers. XM currently offers 170 channels of high-quality audio entertainment throughout the United States, including music channels devoted to a wide variety of genres, such as rock, country, jazz, gospel, classical, soul, hip-hop, bluegrass, folk, and reggae; sports programming that includes live, play-by-play broadcasts of Major League Baseball and National Hockey League games, as well as college games; children’s channels; a variety of talk formats; news and religious programming; and 21 channels that transmit traffic, weather, and emergency (including Amber) alert information for many of the largest U.S. metropolitan areas. In addition, XM broadcasts emergency alerts, safety information, and Amber alerts on a 24-hour/7-days-a-week basis on a free-to-air channel (for which no subscription is required); it also participates in the national Emergency Alert System, providing Presidential Level alerts and certain state and local alerts; airs a Red Cross Radio channel when the country experiences disasters such as Hurricane Katrina; and provides real-time traffic and weather data to cars, planes, and boats equipped with XM receivers.11 All of this content is up-linked from XM’s facilities—primarily its headquarters in Washington, D.C.—to its satellites and then transmitted to its subscribers. XM also provides content to subscribers using streaming audio over the Internet, as well as to certain DIRECTV subscribers, Alltel and AT&T wireless subscribers, and AOL radio members.

XM has invested over five billion dollars to date, primarily to (1) develop and upgrade its network; (2) design chipsets and radios capable of receiving its service; (3) subsidize the cost of such chipsets and radios to encourage their distribution; (4) develop subscriber-based

[11]	See, e.g., Richard L. Collins, Flying With XM WX, Mar. 2007, at http://www.flyingmag.com/article.asp?section_id=17&article_id=788&print_page=y (last visited Mar. 14, 2007).

management systems and other information technology; (5) market its brand; and (6) create compelling programming for subscribers. It currently operates four geostationary satellites that cover the forty-eight contiguous states and parts of Alaska, which broadcast from two orbital locations (85°W.L. and 115°W.L.). XM has also constructed terrestrial repeaters in markets where its signal may be blocked, such as by tall buildings and tunnels.12 In addition, XM has deployed redundant uplink and control facilities, capable of encryption, and has made available small, inexpensive, lightweight radios to consumers.

B.	The Proposed Transaction

On February 19, 2007, Sirius and XM entered into the Merger Agreement. Under the Merger Agreement, a wholly owned subsidiary of Sirius, Vernon Merger Corporation, will be merged with and into XM, with XM being the surviving entity of this subsidiary merger.

At the effective time of the merger (the “Effective Time”), by virtue of the merger and without any specific action on the part of any stockholder, each share of common stock of XM issued and outstanding immediately prior to the Effective Time will generally be converted into the right to receive 4.6 shares of common stock of Sirius. Each share of Series A Convertible Preferred Stock of XM issued and outstanding immediately prior to the Effective Time will be similarly converted at the Effective Time into the right to receive 4.6 shares of a newly designated series of preferred stock of Sirius having substantially the same powers, designations, preferences, rights and qualifications, limitations and restrictions as the stock so converted. XM will continue to hold the stock of its subsidiaries, and XM and its subsidiaries will continue to hold all of the FCC authorizations that they hold prior to the merger.

[12]

See, e.g., XM Radio, Inc., Application for Special Temporary Authority to Operate Satellite Digital Audio Radio Service Complementary Terrestrial Repeaters, Order and Authorization, 16 FCC Rcd 16,781 (2001) (“XM Terrestrial Repeater Authorization Order”).

At the Effective Time, the new Board of Directors will consist of:

•	four members selected by Sirius, each of whom shall qualify as an independent director pursuant to the NASDAQ Marketplace Rules[13];

•	four members selected by XM, each of whom shall qualify as an independent director pursuant to the NASDAQ Marketplace Rules;

•	the Chief Executive Officer (Mel Karmazin);

•	the Chairman of the Board of Directors (Gary Parsons); and

•	two additional members, one of whom is expected to be a designee of General Motors and the other of whom is expected to be a designee of American Honda.

Attachment A shows the current corporate structures for XM and Sirius and the corporate structure of XM and Sirius at the Effective Time.

II. STANDARD OF REVIEW

Pursuant to Section 310(d) of the Communications Act, the Commission conducts a public interest analysis when reviewing applications for transfers of control of space station, earth station, experimental, and wireless authorizations.14 The agency uses its expertise to “weigh the potential public interest harms against the potential public interest benefits to ensure that, on balance, the proposed transaction will serve the public interest, convenience, and necessity.”15 The public interest evaluation necessarily encompasses the “broad aims of the

[13]

See NASDAQ Marketplace Rules, § 4200(a)(15), at http://nasdaq.complinet.com/nasdaq/display/display_main.html?rbid=1705&element_id=1004 (last visited Mar. 14, 2007) (defining independent director as “a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgement [sic] in carrying out the responsibilities of a director”).

[14]	47 U.S.C. § 310(d).
[15]

Lockheed Martin Corp., COMSAT Corp. and COMSAT Digital Teleport, Inc. Assignors and Intelsat, Ltd., Intelsat (Bermuda), Ltd, Intelsat LLC, and Intelsat USA License Corp., Assignees Application for Assignment of Earth Station and Wireless Licenses and Section 214 Authorizations and Petitions for Declaratory Ruling, Order and Authorization, 17 FCC Rcd 27,732, 27,739 (12) (2002); see also Applications for Consent to the Assignment and/or Transfer of Control of Licenses, Adelphia Commc’ns Corp. (and subsidiaries, debtors-in-possession), Assignors, to Time Warner Cable Inc., Assignees, et al., Memorandum Opinion and Order, 21 FCC Rcd 8203, 8217 (23) (2006) (“Adelphia Order”); Applications for Consent to the Transfer of Control of Licenses from Comcast Corp. and AT&T Corp., Transferors, to AT&T Comcast Corp., Transferee, Memorandum Opinion and Order, 17 FCC Rcd 23,246, 23,255 (26) (2002) (“AT&T-Comcast Order”).

Communications Act,”16 which include, among other things, whether the transfer will affect the quality of communications services or foster technological development in communications.17 As the Commission has found, “[e]fficiencies generated through a merger can mitigate competitive harms”—to the extent there would even be any—”if such efficiencies . . . result in lower prices, improved quality, enhanced service or new products” for consumers.18

[16]

Adelphia Order, 21 FCC Rcd at 8218 (¶ 24); AT&T-Comcast Order, 17 FCC Rcd at 23,255 (¶ 27); Gen. Motors Corp. and Hughes Elecs. Corp., Transferors and The News Corp. Limited, Transferee, For Authority to Transfer Control, Memorandum Opinion and Order, 19 FCC Rcd 473, 483 (¶ 16) (2004) (“GM-News Corp. Order”); Constellation, LLC, Carlyle PanAmSat I, LLC, Carlyle PanAmSat II, LLC, PEP PAS, LLC, and PEOP PAS, LLC, Transferors and Intelsat Holdings, Ltd., Transferee, Consolidated Application for Authority to Transfer Control of PanAmSat Licensee Corp. and PanAmSat H-2 Licensee Corp., Memorandum Opinion and Order, 21 FCC Rcd 7368, 7379 (¶ 18) (2006); Verizon Commc’ns Inc. and MCI, Inc. Applications for Approval of Transfer of Control, Memorandum Opinion and Order, 20 FCC Rcd 18,433, 18,443-444 (¶ 17) (2005) (“Verizon-MCI Order”).

[17]

See Applications of AT&T Wireless Services, Inc. and Cingular Wireless Corp. for Consent to Transfer Control of Licenses and Authorizations, Memorandum Opinion and Order, 19 FCC Rcd 21,522, 21,544 (¶ 41) (2004) (“Cingular-AT&T Wireless Order”); AT&T-Comcast Order, 17 FCC Rcd at 23,255 (¶ 27); Applications for Consent to the Transfer of Control of Licenses and Section 214 Authorizations from MediaOne Group, Inc., Transferor, to AT&T Corp., Transferee, Memorandum Opinion and Order, 15 FCC Rcd 9816, 9821-22 (¶ 11) (2000) (“AT&T-MediaOne Order”).

[18]

Applications of NYNEX Corp., Transferor, and Bell Atlantic Corp., Transferee for Consent to Transfer Control, Memorandum Opinion and Order, 12 FCC Rcd 19,885, 20,063 (¶ 158) (1997) (“Bell Atlantic-NYNEX Order”). See also Ameritech Corp., Transferor, and SBC Commc’ns, Inc., Transferee, For Consent to Transfer Control of Corps. Holding Comm’n Licenses and Lines Pursuant to Sections 214 and 310(d) of the Commc’ns Act and Parts 5, 22, 24, 25, 63, 90, 95 and 101 of the Comm’ns Rules, Memorandum Opinion and Order, 14 FCC Rcd 14,712, 14,847 (¶¶ 319-20) (1999).

In assessing a proposed transaction, the FCC must consider technological and market trends, as well as the nature, complexity, and speed of change within the communications industry.19 The Commission must also determine whether a proposed transaction complies with the relevant provisions of the Communications Act, other applicable statutes, and the Commission’s rules,20 and whether the proposed transferee is qualified to hold FCC licenses under the Act, relevant statutes, and rules.

The proposed transaction satisfies the standard—and will yield substantial public interest benefits without any potential harm to the public. Accordingly, the Commission should expeditiously grant the Application.

III.	THE TRANSACTION WILL SERVE THE PUBLIC INTEREST BY ALLOWING THE COMBINED COMPANY TO OFFER LOWER PRICES AND INCREASED CHOICE.[21]

The merger of Sirius and XM will generate substantial, merger-specific,22 public interest benefits. The synergies resulting from the merger will allow the combined company to provide consumers lower prices and more programming choices. Subscribers will be able to continue to use their existing radios and eventually purchase new radios capable of receiving all of the content of both services. These synergies and the resulting cost-savings will both benefit consumers and preserve the future viability of satellite radio.

[19]

See, e.g., Adelphia Order, 21 FCC Rcd at 8218 (¶ 24); Cingular-AT&T Wireless Order, 19 FCC Rcd at 21,544 (¶ 41); AT&T-Comcast Order, 17 FCC Rcd at 23,255 (¶ 27); AT&T-MediaOne Order, 15 FCC Rcd at 9821-22 (¶ 11).

[20]	See, e.g., Adelphia Order, 21 FCC Rcd at 8217-8 (¶ 23); AT&T-Comcast Order, 17 FCC Rcd at 23,255 (¶ 26).
[21]	This section is responsive to Question A.21 on Schedule A of FCC Form 312.
[22]

See, e.g., Adelphia Order, 21 FCC Rcd at 8307-08 (¶ 244); Applications of Midwest Wireless Holdings, L.L.C. and ALLTEL Commc’ns, Inc., Memorandum Opinion and Order, 21 FCC Rcd 11,526, 11,564 (¶ 105) (2006); SBC Commc’ns Inc. and AT&T Corp. Applications for Approval of Transfer of Control, Memorandum Opinion and Order, 20 FCC Rcd 18,290, 18,384 (¶ 182) (2005); Verizon-MCI Order, 20 FCC Rcd at 18,530 (¶ 193); GM-News Corp. Order, 19 FCC Rcd at 610-11 (¶ 317).

A.	A Combined Sirius-XM Will Offer Consumers More Choice at Lower Prices.

As a result of the merger, consumers will benefit from lower prices and greater program choice. The Commission has repeatedly acknowledged that lower prices and increased consumer choice are cognizable public interest benefits.23 For example, the Commission has stated that it will consider whether a proposed transaction will enhance a combined company’s “ability and incentive to compete and therefore result in lower prices, improved quality, enhanced service, or new products.”24

The Applicants will provide customers with more choices at lower prices, more closely tailoring services to listener needs and desires. Today, Sirius and XM each provide consumers one service offering at one price—$12.95 per month. Consumers have only a limited ability to tailor their service, such as the ability to request that certain channels be blocked.25 Consumers seeking programming from both Sirius and XM must subscribe to both services for a combined payment of $25.90 per month.

[23]

See, e.g., Adelphia Order, 21 FCC Rcd at 8307 (¶ 243); Bell Atlantic-NYNEX Order, 12 FCC Rcd at 30,063 (¶ 158) (“Efficiencies generated through a merger can mitigate competitive harms if such efficiencies . . . result in lower prices, improved quality, enhanced service or new products”); The Merger of MCI Commc’ns Corp. and British Telecomms. plc, Memorandum Opinion and Order, 12 FCC Rcd 15,351, 15,430 (¶ 205) (1997) (“BT/MCI Order”) (describing “lower prices, improved quality, enhanced service or new products” as examples of consumer benefits resulting from merger-specific efficiencies that are relevant to the public interest analysis).

[24]

Adelphia Order, 21 FCC Rcd at 8307 (¶ 243); see also GM-News Corp. Order, 19 FCC Rcd at 610 (¶ 316); AT&T Corp., British Telecomms., plc, VLT Co. L.L.C., Violet License Co. LLC, and TNV [Bahamas] Ltd. Applications; For Grant of Section 214 Authority, Modification of Authorizations and Assignment of Licenses in Connection With the Proposed Joint Venture Between AT&T Corp. and British Telecomms., plc, Memorandum Opinion and Order, 14 FCC Rcd 19,140, 19,146-147 (¶ 14) (1999) (“AT&T/BT Order”).

[25]	These consumers, however, do not receive any rebate on their monthly subscription fee for the blocked channels. In addition, consumers may add additional radios to their service for a reduced price.

The proposed merger will generate significant synergies that will allow the combined company to offer consumers programming choices on a more à la carte basis at lower prices. Customers may, if they elect, continue to enjoy programming substantially similar to that which they currently receive after the merger at the existing monthly price of $12.95; the combined company will also offer consumers the options of receiving either fewer channels at a lower price or more channels, including the “best of both” networks, at a modest premium to the existing $12.95 per month price.

•

Consumers who want fewer channels than currently offered will be able to select one or more packages of channels for less than $12.95 per month. These packages will include an attractive mix of music, news, informational, sports, children’s, and religious programming.

•	Consumers who want to continue to receive substantially the same channel lineup of either Sirius or XM may continue to do so at the same price—$12.95 per month.

•

Sirius and XM customers also will be able to access popular, previously exclusive programming of the other provider for a modest premium over what they are paying now. Under this “best of” option, for example, current Sirius listeners could have access to Major League Baseball and Oprah. Likewise, current XM subscribers could have access to the National Football League and Martha Stewart. In effect, consumers might no longer have to choose between Oprah and Martha Stewart or between Major League Baseball and the National Football League as the combined company will make certain “prime” programming available to subscribers on both networks.[26]

[26]	Final decisions to make currently exclusive programming available on both services will be subject to contractual negotiations with programming partners.

•

When interoperable radios are commercially available, consumers who want to have access to the complete offerings of both companies will be able to do so on a single device for significantly less than the current price of $25.90.[27]

•	Finally, while customers of both companies currently have the option of blocking adult programming, the combined company will provide customers a credit if they choose to do so.

B.	The Combined Company Will Provide Consumers More Diverse Programming.

In the long-term, the combined company will provide consumers with an even more diverse selection of content.28 Currently, both Sirius and XM provide a wide range of commercial-free music channels, exclusive and non-exclusive sports coverage, news, talk, traffic and weather, and entertainment programming. However, there is significant overlap and redundancy in the channel line-ups. For example, 12 identical channels are available on both Sirius and XM.29 A further 75 channels overlap by genre—providing substantially similar programming (e.g., both offer channels dedicated to music from the 1970s).30

[27]

In the near term, however, subscribers will have to own two legacy receivers (one XM receiver and one Sirius receiver) to receive the complete offerings of both services. This is due to the fact that the combined company must continue to operate both legacy systems. Neither system currently has enough capacity to offer both companies’ full programming lineup. See infra Section III.C.

[28]

See 2002 Biennial Review—Review of the Comm’ns Broad. Ownership Rules and Other Rules Adopted Pursuant to Section 202 of the Telecomms. Act of 1996, Report and Order and Notice of Proposed Rulemaking, 18 FCC Rcd 13,620, 13,631 (¶ 36) (2003) (“2003 Media Ownership Order”) (noting importance of programming diversity as a Commission “policy goal”).

[29]	These are Radio Disney, FOX News, CNN, CNN Headline News, ABC News and Talk, CNN en Espanol, CNBC, Bloomberg Radio, BBC, ESPN Radio, ESPNEWS, and E! Entertainment Radio.
[30]

See 2003 Media Ownership Order, 18 FCC Rcd at 13,739 (¶ 308) (noting that “duplication of programming . . . generally results in an inefficient use of the scarce radio spectrum and a lost opportunity to use that spectrum to serve” the public interest).

Eventually, the combined company will be able to consolidate much redundant programming. The result ultimately will free capacity for even more diverse offerings that are not currently available on either company’s system, including expanded non-English language programming, children’s programming, and additional programming aimed at minority and other underserved populations.31 Without this merger, however, an increase in programming diversity is unlikely, as both companies will be required to maintain overlapping, mainstream content in order to retain and attract customers.32

[31]

See Statement of Representative Sheila Jackson-Lee, Hearing of the Antitrust Task Force Subcommittee of the House Judiciary Committee, Competition and the Future of Digital Music, Feb. 28, 2007, at 2007 WLNR 4055629 (advocating the need for increased diversity for various minority groups, including African Americans, Hispanics, Asians, and women); Statement of Representative Fred Upton, Hearing of the Telecommunications and the Internet Subcommittee of the House Energy and Commerce Committee, Digital Future of the United States: Part II-The Future of Radio, Mar. 7, 2007 (advocating the importance of increasing the availability of foreign language programming to consumers); William J. Drummond, A merged satellite radio still isn't free, SAN FRANCISCO CHRONICLE, Mar. 6, 2007, at http://www.freepress.net/news/21540 (last visited Mar. 14, 2007) (noting that satellite radio should strive for “programming to capture the imagination of its present listeners as did radio during its ‘golden age’” and suggesting a channel for “original contemporary radio drama”).

[32]

This increased diversity may even stimulate more diverse programming on terrestrial radio. See James Surowiecki, Satellite Sisters, THE NEW YORKER, Mar. 19, 2007, at http://www.newyorker.com/talk/2007/03/19/070319ta_talk_surowiecki (last visited Mar. 17, 2007) (“Allowing Sirius and XM to merge . . . would significantly increase the competitive pressure on traditional radio stations, perhaps forcing them to abandon their cookie-cutter model. Paradoxically, by reducing choice you could stimulate diversity. Sometimes, it seems, you can have fewer competitors but more competition.”).

This additional capacity also will allow the combined company to provide additional programming related to public safety and homeland security. Indeed, satellite communications have proven to be an essential component of disaster recovery efforts because of their survivability and availability when terrestrial-based communications systems are damaged or otherwise inoperable.33 Both of the Applicants have demonstrated their commitment to homeland security and public safety issues,34 and both companies transmit emergency alert information throughout the country. Indeed, during the Hurricane Katrina recovery effort, XM aired the “Red Cross Radio” channel, which provided up-to-date disaster relief information to volunteers and the public 24 hours a day, and Sirius equally devoted a channel to Katrina-related information. Sirius and XM also donated radios to the Red Cross.

C.	The Merger Will Help Accelerate Deployment of Advanced Technology.

The combined company will be able to offer consumers access to advanced technology sooner than would otherwise occur. The efficiencies gained from the merger, including the marriage of the two engineering organizations, will ensure better results from each dollar invested in research and development. As a consequence, the combined company will be able to improve on products such as real-time traffic and rear-seat video.35 In addition, the combined

[33]

See Independent Panel Reviewing the Impact of Hurricane Katrina on Communications Networks, Report and Recommendations to the Federal Communications Commission, June 12, 2006, at 10-11, at http://www.fcc.gov/eb/hkip/karrp.pdf.

[34]

See Letter from Carl R. Frank, Counsel to Sirius Satellite Radio Inc. to Marlene H. Dortch, Secretary, Federal Communications Commission, EB Docket No. 04-296 (filed Aug. 23, 2006); Letter from David S. Konczal, Counsel to XM Satellite Radio Inc. to Marlene H. Dortch, Secretary, Federal Communications Commission, EB Docket No. 04-296, at Attachment (filed Sept. 12, 2006).

[35]

As a result of the merger, consumers also will be able to choose between a wider range of low cost, easy-to-use, multi-functional devices because of efficiencies in chip set and radio design and procurement. See, e.g., GM-News Corp. Order, 19 FCC Rcd at 610 (¶ 316) (noting that the FCC will consider development of “new products” in its public interest analysis).

company will be able to introduce new services, such as advanced data and telematics services; including enhanced traffic, weather, and infotainment offerings; more rapidly and with greater capabilities through a combined research and development effort. The common engineering standards and protocols which would come from a combined effort will accelerate the involvement of third party manufacturers and technology partners in developing and offering innovative devices and services. These benefits would not be possible absent the proposed transaction.

D.	The Merged Company Will Be Capable of Commercializing Interoperable Receivers, Providing Greater Customer Choice and Convenience.

Today, XM and Sirius have approximately 20 million radios in the market, including millions built into vehicles manufactured by automakers. This merger will neither interrupt nor affect customers’ use of these existing radios. After the merger, current subscribers may choose to continue to receive substantially similar service at the same price over their existing satellite radio. No customer will need to purchase a new radio in order to keep substantially similar service.

However, the merger will also foster the commercial introduction of interoperable satellite radios. In originally implementing rules for the satellite radio service, the Commission required the companies to develop designs for a radio capable of receiving the signal of either system.36 In accordance with this requirement, Sirius and XM created a jointly funded engineering team that has developed a radio that is interoperable with each other’s networks.37

[36]

See 47 C.F.R. § 25.144(a)(3)(ii). See also Establishment of Rules and Policies for the Digital Audio Radio Satellite Service in the 2310-2360 MHz Frequency Band, Report and Order, Memorandum Opinion and Order and Further Notice of Proposed Rulemaking, 12 FCC Rcd 5754, 5795-98 (¶¶ 102-07) (1997) (“Satellite Radio Implementation Order”).

[37]

See Letter from William Bailey, Senior Vice President, Regulatory and Government Affairs, XM Radio, Inc. and Patrick Donnelly, Executive Vice President and General Counsel, Sirius Satellite Radio Inc. to Thomas S. Tycz, Chief, International Bureau, Federal Communications Commission, IB Docket No. 95-91, at 1 (filed Mar. 14, 2005) (reconfirming compliance with 47 C.F.R. § 25.144(a)(3)(ii) and noting that “XM and Sirius have designed and licensed receiver systems that share a common head unit, antenna, and wiring harness”); Letter from Robert D. Briskman, Executive Vice President, Engineering, Sirius Satellite Radio Inc. and John R. Wormington, Senior Vice President, Engineering and Operations, XM Radio Inc. to Magalie Roman Salas, Secretary, Federal Communications Commission (filed Oct. 6, 2000).

These interoperable radios are currently larger, consume more power, and are more expensive and less feature rich than the current single-system radios. There is also little incentive for either company to subsidize the cost of interoperable radios, because of uncertainty whether the subsidy would be recouped since the buyer might not subscribe to that company’s service. Because of these limitations, manufacturers have not expressed an interest in producing and distributing these radios, nor have any automobile manufacturers opted to include these radios in their vehicles.

As a practical matter, the merger will improve this situation. After the transaction is consummated, the marketplace itself will provide economic incentives to encourage further innovation and the subsidization and commercial distribution of interoperable radios. With appropriate subsidies to lower the costs, radio manufacturers would likely shift some amount of production, consistent with customer demand, to fabricating radios that tune to all channels of the combined service. Indeed, over the long run, such radios will enable the combined company to offer significantly enhanced content and services. Thus, the merger will enhance the availability and distribution of interoperable equipment allowing consumers to obtain all of the content available on both systems with a single consumer device.

E.	The Merger Will Create Operational Efficiencies and Will Safeguard the Future of Satellite Radio.

The proposed merger will allow Sirius and XM to achieve large-scale operational efficiencies and will ensure that satellite radio continues to be a viable competitor in the market for audio entertainment services. In 2006, the two companies incurred total costs of approximately $3.4 billion, the vast majority of which was associated with the operation, depreciation, and management of the companies’ infrastructure and cost of acquiring new subscribers. Efficiencies from the proposed merger can be identified in every cost category of the income statement. Importantly, operating expense savings can be passed on to subscribers in the form of lower subscription rates.

First, the merged company will be able to create its commercial-free music channels with the combined efforts of the respective programming staffs and eventually reduce duplicative programming expenses while continuing to offer subscribers a broad selection of music, talk, sports, and entertainment content that they have received in the past.

Second, the merged company will be able to reduce operational expenses for infrastructure used to broadcast and transmit satellite radio programming. Today, both Applicants maintain distinct broadcast operations infrastructure to facilitate the scheduling, storage, compression, transmission, and uplink of programming and content to the Applicants’ satellites and terrestrial repeater networks.

Third, one of the largest expense items for each company is the ongoing marketing and subscriber acquisition costs associated with gaining new customers, growing the subscriber base, and increasing brand awareness. The merged company will enjoy the efficiencies of combined advertising and marketing campaigns as well as a unified set of product offerings with lower per unit manufacturing costs due to larger scale production that should ultimately result in lower product prices for end consumers. In addition, the merged company will be able to focus marketing dollars not simply to drive brand awareness, but also to reduce consumer confusion over what satellite radio offers and to more effectively distinguish satellite radio from other competitive audio entertainment services.

Fourth, the Applicants will be able to accelerate innovation while reducing the cost of research and development efforts required to supply products and services in the retail and automotive distribution channels. The proposed merger will enhance innovation, and reduce the cost of duplicative research and development efforts that would otherwise be necessary to ensure the Applicants remain competitive in the market for audio entertainment services.

Finally, the Applicants will be able to achieve operating efficiencies by reducing duplicative General & Administrative expense.

Analysts predict that these and other combined synergies will save the merged company $200-400 million per year in the near term,38 and several billion dollars over the long term.39 As noted above, significant portions of these savings will be shared with customers immediately and in the long-term through lower prices and improved service offerings. In addition to eliminating duplicative operating expenses as outlined, the merger will also allow the Applicants to operate more effectively by adopting the best and most efficient practices of the two companies based on each Applicant’s core competencies.40

[38]

See Consolidation of SIRI and XM Announced, UBS INVESTMENT RESEARCH, Feb. 20, 2007, at 2 (noting that savings opportunities “could represent approximately $205 million in potential savings); Sirius Satellite Radio, And then there was one, MERRILL LYNCH, Feb. 20, 2007, at 1 (estimating “annual cost synergies of ~$400mm in the near-term”).

[39]

Sirius Satellite Radio, And then there was one, MERRILL LYNCH, Feb. 20, 2007, at 3 (“[o]ver the next 10 years, we believe MergeCo could have a present value of future cost synergies of $4.3 bb”); Consolidation of SIRI and XM Announced, UBS INVESTMENT RESEARCH, Feb. 20, 2007, at 1 (noting that long-term cost synergies could range from $3 to $4.7 billion).

[40]

These operational efficiencies clearly benefit the public interest in that they will allow the combined entity to provide consumers with greater choice at lower prices and innovative products and services as detailed above. See, e.g., Applications of Nextel Commc’ns, Inc. and Sprint Corp. For Consent to Transfer Control of Licenses and Authorizations, Memorandum Opinion and Order, 20 FCC Rcd 13,967, 14,016 (¶ 137) (2005) (“Sprint Nextel will achieve merger specific efficiencies in information technology, billing, customer care, sales and marketing systems”); Bell Atlantic-NYNEX Order, 12 FCC Rcd at 20,063 (¶ 158); AT&T-Comcast Order, 17 FCC Rcd at 23,317 (¶ 184) (noting that the “greater scale and scope of [a] merged entity is likely to spur new investment” including by allowing “significant up-front . . . investment costs” to be “spread . . . across a larger customer base” and enabling the sharing of “expertise” that “should contribute positively to consumer experience”).

The proposed merger will also preserve and expand an FCC success story. The efficiencies from combining these two companies will produce a stronger, more stable competitor in the audio entertainment market. Satellite radio is a capital-intensive and expensive business given the significant cost of designing, launching, and operating satellites, and the significant investment each Applicant has made to design chipsets and encourage their distribution, to market their brands, and to create compelling programming for subscribers. Sirius and XM each have invested over $1 billion in their initial in-orbit constellations and over $5 billion each in their business overall and continue to report significant operating losses, including reported net losses of $1.1 billion (Sirius) and $719 million (XM) in 2006.41 The vast preponderance of each company’s annual expense is associated with the operation, depreciation, and management of its infrastructure and cost of acquiring new subscribers. Both providers must continue to maintain and update this infrastructure and fund replacement spacecraft before the current satellites’ end of life.42

[41]

Sirius and XM have generated total cumulative net losses of $3.8 billion and $3.5 billion, respectively, from inception through December 31, 2006. See Sirius Satellite Radio Inc., 2006 Form 10-K Annual Report, at 26 (filed Mar. 1, 2007), at http://www.sec.gov/Archives/edgar/data/908937/000093041307001865/c47044_10k.htm (last visited Mar. 17, 2007); XM Satellite Radio Holdings Inc., 2006 Form 10-K Annual Report, at 32 (filed Mar. 1, 2007), at http://www.sec.gov/Archives/edgar/data/1091530/000119312507044379/d10k.htm (last visited Mar. 17, 2007).

[42]

Efficiencies in this area will be realized in a relatively short term, perhaps as short as five years, because the planning stages for deploying a next-generation system must begin well in advance of a satellite’s end of life. Indeed, XM has recently launched its replacement satellites and is constructing its system spare satellite, and Sirius is building the first of its replacement spacecraft.

Such an advanced, next-generation system will be facilitated by the combined entity’s increased scale, expertise, and resources. Post merger, the best minds from both companies will be able to cooperate on research and development and technical issues. Moreover, the proposed merger will enable the combined company to achieve efficiencies in the near term through an integrated system sparing plan and in the longer term through the coordination of satellite architecture and procurements. Further, as a more viable competitor in the audio entertainment market, the combined company will have improved access to the capital markets, thereby ensuring that consumers can continue to count on state-of-the-art technology providing even greater choice and flexibility.

IV. THE TRANSACTION WILL NOT HARM COMPETITION IN THE MARKET FOR AUDIO ENTERTAINMENT SERVICES.

The various public interest benefits that would result from the proposed satellite radio merger will not be undercut by any adverse effects on competition. The Commission has emphasized that competition depends on consumers having choices among products that can be substituted for each other.43 The availability of such choices restrains all market participants, because it enables consumers to respond to one carrier’s practices by simply switching to a substitute.44

[43]	See, e.g., Adelphia Order, 21 FCC Rcd at 8234 (¶ 59); Cingular-AT&T Wireless Order, 19 FCC Rcd at 21,552 (¶ 57).
[44]	Adelphia Order, 21 FCC Rcd at 8234 (¶ 59).

The Commission already has an extensive record relevant to these issues. As the National Association of Broadcasters (“NAB”) explained to the Commission just two months ago, “there can be no reasonable doubt that the current media marketplace is robustly competitive, and indeed exploding at the seams with consumer choices for both delivery mechanisms and content.”45 Similarly, Clear Channel Communications, one of the largest owners of radio stations in the nation, has stated:

Today’s media marketplace is accurately characterized as bearing “abundance” and “multiplicity”—not “dominance” or “scarcity,” let alone “monopoly.” Within this vast and constantly-expanding media marketplace, terrestrial radio broadcasters are subject to fresh and ever-growing competition from a vast array of new technologies and services that deliver music, entertainment, and news.46

Given this indisputably competitive environment, economic forces will be more than sufficient to ensure that the proposed merger will have no anti-competitive effects in the market for audio entertainment services.

A.	Satellite Radio is a Small Part of a Highly Competitive and Ever-Expanding Market for Audio Entertainment.

The Commission’s product market analysis necessarily begins with the product supplied by the merging firms. As of December 31, 2006, XM and Sirius combined had approximately

[45]

2006 Quadrennial Regulatory Review—Review of the Commission’s Broadcast Ownership Rules and Other Rules Adopted Pursuant to Section 202 of the Telecommunications Act of 1996, Reply Comments of the National Association of Broadcasters, MB Docket No. 06-121, at 34 (filed Jan. 16, 2007).

[46]

2006 Quadrennial Regulatory Review—Review of the Commission’s Broadcast Ownership Rules and Other Rules Adopted Pursuant to Section 202 of the Telecommunications Act of 1996, Comments of Clear Channel Communications, Inc., MB Docket No. 06-121, at 10 (filed Oct. 23, 2006) (“Clear Channel Comments, 2006 Quadrennial Regulatory Review”).

14 million subscribers. One study predicts this will grow to 25 million by the beginning of 2010,47 and others have projected similar growth.48 Although satellite radio has proven to be an appealing and popular new product, the current 14 million subscribers pales in comparison to terrestrial radio’s approximately 230 million weekly listeners49 (and is also dwarfed by Internet radio’s 72 million monthly listeners50). Both companies offer many channels of music and a range of other programming, including national and international news, sporting events, and talk shows. Both also offer consumers a variety of ways to access this programming, including in their cars, on their computers, at home, and in a portable capacity. Despite strong initial growth, satellite radio’s market penetration remains quite limited: A recent Arbitron study found that satellite radio accounted for just 3.4 percent of all radio listening, spread out among the approximately 300 channels that XM and Sirius combined currently offer.51

[47]	Bridge Ratings, Digital Media Growth Projections, Feb. 19, 2007, at http://www.bridgeratings.com/press_021907-digitalprojectionsupd.htm (last visited Mar. 15, 2007).
[48]

See, e.g., Credit Suisse, 2007 Satellite Radio Outlook, Jan. 16 2007, at 7 (projecting 25.5 million subscribers by the end of 2009 and 28.9 million by the end of 2010); Stifel Nicolaus, Satellite Radio Merger Attempt Likely, Based on History & Risk/Reward, Nov. 27, 2006, at 10, 12 (projecting 27.0 million subscribers by the end of 2009 and 31.7 million subscribers by the end of 2010).

[49]	See infra n.59.
[50]	See Bridge Ratings, Digital Media Growth Projections, Feb. 19, 2007, at http://www.bridgeratings.com/press_021907-digitalprojectionsupd.htm (last visited Mar. 15, 2007).
[51]

Phil Rosenthal, Satellite deal foes don’t hear message, CHICAGO TRIBUNE, Feb. 28, 2007, at http://www.chicagotribune.com/business/columnists/chi-0702280164feb28,0,1928140.column?coll=chi-navrailbusiness-nav (last visited Mar. 17, 2007) (summarizing the results of the Arbitron study); see also The Katz Radio Group, Satellite Radio Penetration, RADIOWAVES, Dec. 2006, at http://www.katz-media.com/pubs/RadioWaves/121206/RadioWavesDEC2006.pdf (last visited Mar. 17, 2007) (finding that satellite radio constituted 4.1 percent of the market).

This modest market share is not surprising. Today’s audio entertainment marketplace includes services that did not even exist when the Commission first authorized satellite radio, many of which provide music as well as news, talk formats, public safety information, and a range of other valuable programming over the Internet and on handheld devices that can be used in a variety of locations, including through car stereo systems. Further, new devices and services emerge every day.52 The Commission has acknowledged this competition before,53 but it has yet to account fully for the many market developments of the past several years.54 Nationwide, the audio entertainment marketplace today is characterized by a diversity and multiplicity of options that, despite some differentiation, offer consumers similar content and features.55

[52]

For example, Slacker recently introduced an Internet and satellite radio-based service. The service will be received by consumers through a device designed and distributed by Slacker. The Slacker will come with 4-inch color display, will support MP3, WMA, WMV, and MPEG-4 files, and will come with built-in WiFi and satellite reception capabilities. See Introducing Slacker, a new kind of Satellite Radio company, ORBITCAST, Mar. 14, 2007, at http://www.orbitcast.com/archives/introducing-slacker-a-new-kind-of-satellite-radio-company.html (last visited Mar. 15, 2007); see also J.D. Biersdorfer, Now, A Radio Station for (Your Name Here), NEW YORK TIMES, Mar. 15, 2007, at C8.

[53]

See Flexibility for Delivery of Communications by Mobile Satellite Service Providers in the 2 GHz Band, the L-Band, and the 1.6/2.4 GHz Bands, Report and Order and Notice of Proposed Rulemaking, 18 FCC Rcd 1962, 1988 n.110 (¶ 44 n.110) (2003) (noting that satellite radio “appears in many respects to compete directly with segments of the terrestrially based broadcast market”) (citing Brian Steinberg, XM Satellite Radio’s Ads Generate Some Heavy Static, WALL ST. J., Feb. 1, 2002).

[54]

See 2006 Quadrennial Regulatory Review—Review of the Commission’s Broadcast Ownership Rules and Other Rules Adopted Pursuant to Section 202 of the Telecommunications Act of 1996, Reply Comments of Clear Channel Communications, Inc., MB Docket No. 06-121, at 5 (filed Jan. 16, 2007) (stating that “the vast majority” of the competitive alternatives now available for audio entertainment “did not become real participants in the marketplace” until after 2003). In 2003, when the Commission last reviewed its media ownership rules, it identified “radio listening” as a product market that included only free AM and FM radio. 2003 Media Ownership Order, 18 FCC Rcd at 13,715-16 (¶ 245). At that time, the Commission further observed that the only other audio entertainment services, satellite radio and “Internet audio streaming,” competed directly with broadcast radio but were not adequate substitutes. See id. Specifically, the Commission found that “satellite radio may be a substitute for broadcast radio,” but only for the 600,000 people that subscribed to it at the time. Id. It similarly observed that Internet audio “may be a substitute for broadcast radio when listening takes place while working on a computer or in a small office environment,” but not in the mobile environment. Id.

[55]

Of course, the following list of competitive services is not exhaustive, as there are many other audio entertainment options. For example, many cable and satellite television providers provide subscribers with a wide variety of music channels.

1. Terrestrial Radio

Foremost among the audio entertainment options available to consumers is terrestrial, “over-the-air” AM and FM radio. By any measure, and for 80 years, terrestrial radio—offered free of charge to all consumers—has been and remains the most dominant form of audio entertainment service by a substantial margin. Nearly 14,000 radio stations exist in the United States today,56 an increase of almost 14 percent over the last ten years.57 Much of the content available over terrestrial radio mirrors that available over satellite radio.58 Approximately 230

[56]

See News Release, Federal Communications Commission, Broadcast Station Totals as of December 31, 2006, Jan. 26, 2007 (announcing that there were 13,837 full power AM and FM radio stations as of December 31, 2006).

[57]

See News Release, Federal Communications Commission, Broadcast Station Totals as of December 31, 1996, Jan. 21, 1997 (announcing that there were 12,140 terrestrial radio stations operating in the United States as of December 31, 1996).

[58]

The extent of this overlap was illustrated during questioning by Representative Anthony Weiner of Sirius CEO Mel Karmazin and NAB President and CEO David Rehr, during the February 28, 2007 hearing before the House Judiciary Committee:

WEINER: . . . Mr. Rehr, do your member stations compete with Mr. Karmazin’s product?

REHR: They do – yes.

WEINER: All right. Do your member stations play music, have music on some of them?

REHR: Yes, 13,000 radio stations, yes.

WEINER: Mr. Karmazin, do some of your broadcast stations have music?

KARMAZIN: Yes sir.

million Americans choose to listen to terrestrial radio each week,59 more than fifteen times the total number of subscribers to satellite radio. These figures are not necessarily surprising when considered in light of the overwhelming ubiquity of terrestrial radios.

Terrestrial radio continues to thrive despite the emergence of competing audio entertainment services. One study noted that 89 percent of Americans aged 15-24—a demographic that may be the most likely to adopt new technologies—cited terrestrial radio as a

(Continued . . .)

WEINER: Mr. Rehr, do some of your broadcasters have talk?

REHR: Yes.

WEINER: Mr. Karmazin, some of your stations have talk?

KARMAZIN: Yes sir.

WEINER: Mr. Rehr, do some of your stations have sports?

REHR: Yes.

WEINER: Mr. Karmazin, do some of your stations have sports?

KARMAZIN: Yes.

Hearing of the Antitrust Task Force Subcommittee of the House Judiciary Committee, Competition and the Future of Digital Music, Feb. 28, 2007, at 2007 WLNR 4055618.

[59]

See Arbitron, Radio Today: How America Listens to Radio, 2006 Edition, at 2, at http://www.arbitron.com/downloads/radiotoday06.pdf (last visited Mar. 19, 2007) (estimating that 93 percent of Americans twelve years old and over listen to radio each week); The 2007 Statistical Abstract, The National Data Book, U.S. Census Bureau, at Table 11, at http://www.census.gov/compendia/statab/population/ (estimating 2005 resident population by age). According to another report, this number is even higher. See Bridge Ratings, Digital Media Growth Projections, Feb. 19, 2007, at http://www.bridgeratings.com/press_021907-digitalprojectionsupd.htm (last visited Mar. 15, 2007) (estimating 282 million weekly radio listeners). Even NAB acknowledges terrestrial radio’s dominance. See Remarks of David Rehr, President and CEO, National Association of Broadcasters, “The Future of Broadcasting,” The National Press Club – October 4, 2006, at

http://www.nab.org/AM/Template.cfm?Section=News_room&TEMPLATE=/CM/ContentDisplay.cfm&CONTENTID=6937 (last visited Mar. 17, 2007) (“Satellite radio says it has at most 12 million subscribers. By contrast, 260 million people listened to local radio last week. This is week in and week out.”).

primary source of music listening in 2006.60 Moreover, research shows that 46 percent of teen- and college-aged owners of MP3 players are also interested in listening to AM/FM radio on their MP3 players.61 The continued dominance of AM/FM radio is further reflected in its ongoing economic clout; for example, in 2005, the largest ten radio operators posted revenue of $9 billion and billions in positive cash flow.62

2. HD Radio

HD Radio offers an expanded array of programming as compared to traditional AM and FM radio and is spreading rapidly. Through the HD Digital Radio Alliance—a consortium of broadcasters that includes almost all major players, including Clear Channel Communications, CBS, and ABC Radio—the terrestrial radio industry has committed hundreds of millions of dollars to promoting this technology.63 That investment already has had proven effects. Approximately 1,200 HD Radio stations are already on the air,64 and hundreds more have

[60]	Bridge Ratings, Youth Audience Media Use Study 2007, Feb. 14, 2007, at
http://www.bridgeratings.com/press_02.14.07-Youth%20Media%20Use.htm (last visited Mar. 13, 2007).
[61]

Study: iPod ownership reaches a new high, MACDAILYNEWS, June 30, 2006, at http://www.macdailynews.com/index.php/weblog/comments/10050/ (last visited Mar. 13, 2007) (summarizing results of Ipsos Insight, TEMPO digital music market report).

[62]

Project for Excellence in Journalism, The State of the News Media 2007: An Annual Report on American Journalism, “Economics,” at http://www.stateofthemedia.org/2007/ (last visited Mar. 15, 2007) (reporting BIA data).

[63]

See Tom Lowry, HD Radio Still Taking the Rap, BUSINESSWEEK, Jan. 29, 2007, at http://www.businessweek.com/technology/content/jan2007/tc20070129_381520.htm (last visited Mar. 13, 2007) (describing a $250 million advertising campaign for HD Radio).

[64]

Statement of Peter H. Smyth, President and Chief Executive Officer, Greater Media, Inc., on behalf of the National Association of Broadcasters, Hearing of the Telecommunications and the Internet Subcommittee of the House Energy and Commerce Committee, Digital Future of the United States: Part II-The Future of Radio, Mar. 7, 2007, at 3, at http://energycommerce.house.gov/cmte_mtgs/110-ti-hrg.030707.NAB_Smyth-Testimony.pdf (last visited Mar. 17, 2007) (reporting 1183 HD Radio stations in operation).

licensed HD Radio technology.65 These new multi-channel competitors are expected to exceed 3,000 within the next few years,66 and the HD Digital Radio Alliance has combined the resources of its dominant national members jointly to establish program offerings and formats in order to provide compelling, coordinated, multi-channel program offerings across major markets throughout the country. More than 500 sidebands of HD Radio multicasts are available in 50 U.S. radio markets, including 42 of the top 50 markets67 and 85 of the top 100 markets.68 By some estimates, almost one-third of one million Americans already listen to HD Radio on a weekly basis, and this number is expected to increase to approximately 12 million by 2010.69 As of August 2006, Clear Channel already was airing HD Radio multicasts on 269 of its stations in 66 of its markets.70

[65]	Bridge Ratings, HD Radio Study – Consumer Satisfaction, May 22, 2006, at http://www.bridgeratings.com/press_5.22.06.HDSatisf.htm (last visited Mar. 13, 2007).
[66]

See Press Release, HD Digital Radio Alliance, BMW First Auto Maker to Offer HD Radio Receivers Throughout its Entire Product Range, Jan. 5, 2007, at http://www.hdradio.com/press_room.php?newscontent=51 (last visited Mar. 14, 2007).

[67]

Bridge Ratings, HD Radio Study – Consumer Satisfaction, May 22, 2006, at http://www.bridgeratings.com/press_5.22.06.HDSatisf.htm (last visited Mar. 13, 2007); Letter from John M. Burgett, Counsel to iBiquity Digital Corp., to Marlene H. Dortch, Secretary, Federal Communications Commission, MM Docket No. 99-325, Attach. at 2 (filed Feb. 22, 2007) (“iBiquity HD Radio Presentation”) (noting 555 multicasting stations).

[68]	Tom Lowry, HD Radio Still Taking the Rap, BUSINESSWEEK, Jan. 29, 2007, at http://www.businessweek.com/technology/content/jan2007/tc20070129_381520.htm (last visited Mar. 13, 2007).
[69]	Bridge Ratings, Digital Media Growth Projections, Feb. 19, 2007, at

http://www.bridgeratings.com/press_021907-digitalprojectionsupd.htm (last visited Mar. 15, 2007).

[70]	Clear Channel Comments, 2006 Quadrennial Regulatory Review, at 30.

The availability of HD Radio receivers is steadily and rapidly increasing. A year ago, there were only four or five HD Radio models available and the lowest price was $599.71 Now there are 30 manufacturers of radios and price points under $200.72 HD Radio is now available on all new BMW vehicles73 and in RadioShack stores.74 In addition, Wal-Mart, the nation’s largest retailer, recently announced plans to sell HD Radio receivers.75

3. Internet Radio

Many consumers are not waiting for the prevalence of HD Radio to find digital-quality sound for their audio entertainment. Increasingly, consumers are turning to Internet radio, which requires a device, such as a personal computer, connected to the Internet.76 In one survey, 34.5

[71]	Bunzel Media Group, The State of Radio: 2007, Jan. 5, 2007, at 17, at http://www.arbitron.com/downloads/State_of_Radio_2007.pdf (last visited Mar. 17, 2007).
[72]	Id. at 14, 17.
[73]

iBiquity HD Radio Presentation at 3; Tom Lowry, HD Radio Still Taking the Rap, BUSINESSWEEK, Jan. 29, 2007, at http://www.businessweek.com/technology/content/ jan2007/tc20070129_381520.htm (last visited Mar. 13, 2007) (noting BMW’s announcement in January 2007 that it would become the first carmaker to offer factory-installed HD Radio receivers as an option in all of its 2007 models).

[74]

See Tabletop & Clock HD Radios, RadioShack Home Page, at http://www.radioshack.com/family/index.jsp?categoryId=2032185&cp=2032057&allCount=17&fbc=1&f=PAD%2FProduct+Type%2FHD+radio&fbn=Type%2FHD+radio (last visited Mar. 18, 2007).

[75]	Associated Press, Wal-Mart to sell HD digital radio receivers, L.A. TIMES, Mar. 6, 2007, at http://www.calendarlive.com/tv/cl-fi-radio6mar06,0,7415452.story?coll=cl-tvent (last visited Mar. 18, 2007).
[76]

Broadband Internet is available to the vast majority of American consumers. See Industry Analysis and Technology Division, Wireline Competition Bureau, High-Speed Services for Internet Access: Status as of June 30, 2006, Jan. 2007, at 3 & Tbls. 14-16, at http://hraunfoss.fcc.gov/edocs_public/attachmatch/DOC-270128A1.pdf (reporting that 99 percent of zip codes have at least one high-speed connection in service to an end user, and estimating (1) that high-speed DSL connections were available to 79 percent of the households to whom incumbent LECs could provide local telephone service as of June 30, 2006, and (2) that high-speed cable modem service was available to 93 percent of the households to whom cable system operators could provide cable television service).

percent of Americans aged 15-24 mentioned online streaming as a primary source of music consumption in 2006 (up from 9.7 percent in 2004).77 Today, almost 20 percent of the U.S. population aged 12 and over listens to Internet radio at least once a week,78 and over 72 million Americans listen to Internet radio on a monthly basis (which is expected to double by 2010).79 Internet radio audiences are estimated to have grown 25 to 50 percent between 2005 and 2006.80 Arbitron tracks online radio usage, and has recently announced changes in the way it will report simulcast radio stations for its measure of radio usage, recognizing “that simulcasting has become a significant operational and marketing strategy for many radio broadcasting companies.”81 Several Internet radio services, including Yahoo! LAUNCHcast and Pandora, allow users to create their own Internet radio stations based on their listening preferences.82

[77]	Bridge Ratings, Youth Audience Media Use Study 2007, Feb. 14, 2007, at http://www.bridgeratings.com/press_02.14.07-Youth%20Media%20Use.htm (last visited Mar. 13, 2007).
[78]	Bridge Ratings, Industry Update – Internet Radio, Feb. 21, 2007, at http://www.bridgeratings.com/press_02.21.07.Internet%20RadioUpd-.htm (last visited Mar. 13, 2007).
[79]	Bridge Ratings, Digital Media Growth Projections, Feb. 19, 2007, at http://www.bridgeratings.com/press_021907-digitalprojectionsupd.htm (last visited Mar. 15, 2007).
[80]

Compare 2006 Quadrennial Regulatory Review—Review of the Commission’s Broadcast Ownership Rules and Other Rules Adopted Pursuant to Section 202 of the Telecommunications Act of 1996, Comments of CBS Corporation, MB Docket No. 06-121, at 10 (filed Oct. 23, 2006) (noting a 50 percent increase from January 2005 to January 2006) (citation omitted), with Bridge Ratings, Digital Media Growth Projections, Feb. 19, 2007, at http://www.bridgeratings.com/press_021907-digitalprojectionsupd.htm (last visited Mar. 15, 2007) (noting a 25 percent increase from 2005 to 2006).

[81]

Arbitron, Learn About Online Radio: Frequently Asked Questions, at http://www.arbitron.com/onlineradio/about_onlineradio.htm (last visited Mar. 15, 2007); Arbitron, Total Line Reporting, Effective Winter 2006 Survey, at http://www.arbitronradio.com/radio_stations/wcu_tlr.asp (last visited Mar. 13, 2007); Arbitron, Simulcast Total Line Reporting Q&A, at http://www.arbitronradio.com/radio_stations/wcu_tlr.asp (last visited Mar. 15, 2007). Arbitron defines simulcasting as providing the exact same broadcast over the internet as a listener would receive from the terrestrial broadcast, including commercials.

[82]	See Stefanie Olsen, Pandora’s music box inspires fans, CNET NEWS.COM, July 20, 2006, at http://news.com.com/Pandoras+music+box+inspires+fans/2100-1027_3-6096619.html (last visited Mar. 13, 2007).

Internet radio, like HD Radio, is becoming a source for mobile audio entertainment as well. Slacker, a service unveiled just last week, allows users not only to customize their music channels but also to listen to them on portable devices, including in their cars; the service includes a free, advertising-based version as well as a subscription option.83 Various Internet radio offerings are already available on mobile phones, and Internet radio is expected to become widely available on portable devices, including car radios, by 2008.84 Already, almost 19 million Americans report receiving media over the wireless Internet each month.85

[83]

See J.D. Biersdorfer, Now, a Radio Station for (Your Name Here), N.Y. TIMES, Mar. 15, 2007, at C8 (“Web sites like Pandora.com personalize the music you stream to your desk, while satellite radio offers portable listening but little personalized track choice. Slacker, a music service unveiled this week, hopes to merge the two concepts into something new: personal portable radio for the computer, car and coat pocket.”); Erica Ogg, A new wavelength for satellite radio, CNET NEWS.COM, Mar. 13, 2007, at http://news.com.com/A+new+wavelength+for+satellite+radio/2100-1041_3-6166934.html (last visited Mar. 13, 2007) (“The device-plus-service combines satellite radio, standard portable music player and WiFi-enabled gadget with 10,000 custom music channels that users can tailor according to their taste, covering virtually every possible genre. The end result is essentially portable radio with video instead of audio ads—or, for a price, no ads at all—with content that refreshes automatically based on personal preference.”).

[84]	Bridge Ratings, Digital Media Growth Projections, Feb. 19, 2007, at http://www.bridgeratings.com/press_021907-digitalprojectionsupd.htm (last visited Mar. 15, 2007).
[85]	Id.

4. iPods and Other MP3 Players

MP3 players, such as iPods, are characterized by high sound quality and portability, as well as other attractive features, such as integration with car stereo systems. Several features of iPods and other MP3 players have allowed these devices to compete with satellite radio for listeners.86 First, many MP3 players can be connected to online music subscription services, such as Real Network’s Rhapsody, Napster 2.0, and Yahoo! Unlimited.87 For example, Rhapsody provides members with access to millions of CD-quality music tracks, which may be listened to as an unlimited package on personal computers and MP3 players.88 In addition to allowing members to listen to hand-selected music, Rhapsody’s service also provides subscribers with personalized music suggestions specifically tailored to individuals’ musical tastes and a multitude of specialized channels that mimic satellite radio music offerings, thereby allowing for musical discovery. Similarly, at least one music subscription provider allows subscribers to obtain songs wirelessly.89

[86]

See 2006 Quadrennial Regulatory Review—Review of the Commission’s Broadcast Ownership Rules and Other Rules Adopted Pursuant to Section 202 of the Telecommunications Act of 1996, Comments of the National Association of Broadcasters, MB Docket No. 06-121, at 19 (filed Oct. 23, 2006) (“NAB Comments, 2006 Quadrennial Regulatory Review”) (noting references to podcasts as a “new form of radio”) (citation omitted).

[87]

Napster’s worldwide paid subscription base at the end of 2006 (including university and Japanese subscribers) totaled 556,000, and is expected to increase by 50 percent when subscribers to AOL’s music subscription business are transitioned to Napster in late March 2007. Press Release, Napster, Napster Reports Record Sales of $28.4 Million in the Third Quarter; Expects to End Fiscal Year at Record Subscriber Levels, Feb. 8, 2007, at http://www.napster.com/press_releases/pr_070208.html (last visited Mar. 14, 2007).

[88]	See Ed Sutherland, Rhapsody in MP3, INTERNETNEWS.COM, Sept. 18, 2006, at

http://www.internetnews.com/bus-news/article.php/3632686 (last visited Mar. 17, 2007). Rhapsody’s subscribers can play individual tracks and radio channels on their computers for $9.99 per month, or on their computer and MP3 player for $14.99 per month. As of October 2006, RealNetwork’s Rhapsody service had 1.625 million subscribers. In addition, songs may be purchased on an individual basis. Press Release, RealNetworks, RealNetworks Launches Rhapsody 4.0 & Teams to Deliver First Rhapsody-Optimized MP3 Players, Oct. 5, 2006, at http://www.realnetworks.com/company/press/releases/2006/rhap4.html (last visited Mar. 14, 2007).

[89]

MusicGremlin offers a portable device that allows owners to wirelessly receive songs anywhere. Owners can either purchase individual songs or subscribe to a monthly service that allows them to store an unlimited number of songs. As part of this subscription service, subscribers can have pre-programmed, commercial-free music play lists automatically and wirelessly pushed to their devices. This feature allows users to regularly get fresh content on their devices and discover new music. See MusicGremlin Home Page, at http://www.musicgremlin.com/default.aspx (last visited Mar. 16, 2007).

Further, the online sites used to download music also provide listeners with the opportunity to select music and programs by browsing different categories and genres of music. For example, iTunes, the website used to download music and podcasts onto an iPod, includes constantly updated lists of popular songs within different genres. iTunes also provides listeners with suggestions for additional songs based on listeners’ particular song selections. These features allow listeners to choose songs that they want to hear, and also provides them with the opportunity to discover new music and new programs.

Finally, iPods and other MP3 players are regularly used to listen to podcasts. Podcasts, which are generally free, are available on thousands of different subjects, and include independent talk shows along with television and radio programs, including news and sports.90 By mid-2006, over 9.2 million Americans had downloaded a podcast.91 Moreover, additional research shows that 2.6 million people download a podcast each week, a figure that is expected to nearly triple to 7.7 million people by 2010.92

[90]

See Maria Puente, Get an Earful of Offbeat Podcasts, USA TODAY, Mar. 15, 2007, at http://www.usatoday.com/tech/webguide/2007-03-15-podcast-directory_N.htm?csp=34 (last visited Mar. 16, 2007) (“Podcasts cost little (except in time) to produce. There’s no pressure to get ratings or sell ads, so a podcaster can decide to continue (or stop) his podcast whether he has 100 regular listeners or 1 million.”).

[91]

NetRatings, Inc., Podcasting Gains an Important Foothold Among U.S. Adult Online Population, According to Nielsen//NetRatings, July 12, 2006, at http://www.nielsen-netratings.com/pr/pr_060712.pdf (last visited Mar. 17, 2007).

[92]

Bridge Ratings, Podcasting Audience Project: Measuring & Projecting Behavior - 2006 Update, Sept. 30, 2006, at http://www.bridgeratings.com/press_09.30.06.Podcast%20Expo%20Slides.htm (last visited Mar. 13, 2007).

More than 116 million MP3 players have been sold.93 By the beginning of 2009, this figure will have nearly tripled, as an estimated 341 million MP3 players are projected to have been sold in the United States by that time, with approximately 250 million expected to be in use.94 From mid-2006 to the present, ownership of MP3 players grew by 33 percent.95 There are a variety of accessories available to play such MP3 players in cars, through the vehicle’s FM radio or tape deck. In addition, Apple recently announced that it has teamed with Ford, General Motors, and Mazda to provide “seamless iPod integration across the majority of their brands and models, making it easy for iPod owners to enjoy and control their iPod’s high-quality sound through their car’s stereo system. With the addition of these models, more than 70 percent of 2007-model US automobiles will offer iPod integration.”96 In fact, 60 million U.S. cars are projected to have factory-installed MP3 jacks by 2011.97

[93]	Bridge Ratings, Digital Media Growth Projections, Feb. 19, 2007, at http://www.bridgeratings.com/press_021907-digitalprojectionsupd.htm (last visited Mar. 15, 2007).
[94]	Id.
[95]

Study: iPod ownership reaches a new high, MACDAILYNEWS, June 30, 2006, at http://www.macdailynews.com/index.php/weblog/comments/10050/ (last visited Mar. 13, 2007) (summarizing results of Ipsos Insight, TEMPO digital music market report).

[96]

Press Release, Apple, Apple Teams Up With Ford, General Motors & Mazda To Deliver Seamless iPod Integration, Aug. 3, 2006, at http://www.apple.com/pr/library/2006/aug/03ipod.html (last visited Mar. 14, 2007).

[97]

Research Firm Sees 73 Million iPod-Equipped Cars Worldwide by 2011, THE IPOD OBSERVER, Dec. 21, 2005, at http://www.ipodobserver.com/story/24805 (last visited Mar. 13, 2007) (projecting that by 2011, 28 million American cars will feature built-in iPod interfaces, and 60 million will include auxiliary input jacks that will accommodate iPods as well as other types of MP3 players).

5. Mobile Phones

Mobile phones represent another significant and expanding means of enjoying audio entertainment. Approximately 75 percent of all Americans currently own a mobile phone,98 and the possibility of content delivery has not been lost on wireless carriers. Several carriers are offering their subscribers audio entertainment options today.99 For example, Sprint currently offers subscribers over 50 channels of radio and streaming video that Sprint subscribers can access on their device for a monthly fee and offers music download capabilities for a one-time fee.100 AT&T (formerly Cingular Wireless) provides numerous music-capable handsets and

[98]

Bridge Ratings, Industry Study: In-Car Media Use, Feb. 7, 2007, at http://www.bridgeratings.com/press_0207200-Media%20Incar.htm (last visited Mar. 17, 2007) (noting that approximately 75 percent of Americans owned a mobile phone in 2006). See also CTIA – The Wireless Association® Home Page, http://www.ctia.org (last visited Mar. 13, 2007) (estimating 233,336,423 current U.S. wireless subscribers). In terms of penetration, mobile phones are the third most popular electronic device, behind only televisions and radios.

[99]

A Pocket of Tunes, NEWSWEEK, Feb. 5, 2007, at http://www.msnbc.msn.com/id/16840023/wid/6448213/site/newsweek/ (last visited Mar. 17, 2007) (describing mobile music services provided or planned by Sprint, Verizon, and Cingular); see also Verizon Wireless Introduces V Cast Music, PRNEWSWIRE, Jan. 5, 2006, at http://www.prnewswire.com/cgi-bin/stories.pl?ACCT=104&STORY=/www/story/01-05-2006/0004243500&EDATE= (last visited Mar. 18, 2007) (describing Verizon’s V-Cast music service launched in January 2006, with one million songs available for download by mid-2006, and using the V-Cast network that covers more than 150 million Americans).

100

See Press Release, Sprint, Sprint Turns Up the Music with Exclusive Streaming Radio and Video and Unique Song-Download Features, Aug. 31, 2006, at http://www2.sprint.com/mr/news_dtl.do?id=13240 (last visited Mar. 18, 2007). AT&T, f/k/a Cingular, also allows subscribers to stream and download music and access a variety of music libraries using their wireless device. See AT&T Music Center, at http://www.cingular.com/learn/music-video/?_requestid=255939 (last visited Mar. 18, 2007).

provides monthly subscription services that include streaming music, news, and sports, “making it possible for them to discover millions of new songs and take their favorites with them wherever they go.”101 Similarly, Verizon Wireless allows subscribers to wirelessly download over 1.5 million songs to their handsets via its V-Cast service.102 In addition, many non-carrier companies have deployed or plan to deploy similar radio and wireless download services.103

Subscribers are taking advantage of these offerings in dramatically growing numbers. Today, approximately 23.5 million wireless subscribers own phones with integrated music players.104 In addition, nearly 20 percent of the wireless phones purchased in the third quarter of

(Continued . . .)

101

Press Release, AT&T (f/k/a Cingular Wireless), Cingular Wireless Customers Can Now Enjoy Music Content from Napster, Yahoo! Music, XM Satellite Radio and eMusic, Nov. 2, 2006, at http://cingular.mediaroom.com/index.php?s=press_releases&item=1742 (last visited Mar. 18, 2007).

102	See Verizon Wireless Music Page, at http://getitnow.vzwshop.com/index.aspx?id=music_vcast (last visited Mar. 18, 2007).
103

For example, Motorola has deployed an iRadio service that allows subscribers to access over 400 commercial-free radio stations over their iRadio enabled mobile phone. See Press Release, Motorola, Inc., Motorola Rocks the House . . . and the Car . . . and the Mobile Phone . . . Rolls Out iRadio® Service, Jan. 3, 2006, at http://www.motorola.com/mediacenter/news/detail.jsp?globalObjectId=6260_6215_23 (last visited Mar. 18, 2007).

104

This is five times the number of Americans that owned such phones in 2005. Bridge Ratings, Music on Cell Phones, Jan. 25, 2007, at http://www.bridgeratings.com/press_01.25.2007-MusicCellphones.htm (last visited Mar. 13, 2007).

2006 were music-capable.105 This demonstrated consumer interest in music-capable handsets likely will skyrocket in a matter of months when AT&T and Apple make the Apple iPhone available for sale.106

Wireless carriers are rapidly accelerating their provision of music and other content-based services. Indeed, the nation’s two largest cellular operators, AT&T and Verizon Wireless, have both announced their intentions to integrate Qualcomm’s MediaFLO chipsets into their handsets and to market MediaFLO services, which provide a multi-channel video and audio subscription service in the 20 largest markets in the country (with subsequent expansion to smaller markets planned in coming years).107 Wireless carriers have also invested billions of dollars to deploy their own advanced networks that allow for the provision of high-speed data services, such as music downloading and audio streaming. These next-generation systems offer unprecedented broadband coverage with enhanced data rates, reliability, and broadcast capabilities. In addition, wireless carriers recently invested almost $14 billion in additional

105	Id.
106

See Press Release, Cingular, Apple Chooses Cingular as Exclusive U.S. Carrier for Its Revolutionary iPhone, Jan. 9, 2007, at http://cingular.mediaroom.com/index.php?s=press_releases&item=1813 (last visited Mar. 17, 2007). There is significant and ongoing convergence between satellite radio receivers, MP3 players, and mobile phones. The difference between mobile phones and portable music devices is blurring: a number of “music phones” have been released recently, including Apple’s iPhone, Verizon/LG’s Chocolate and many others. At the same time, satellite radio receivers have added MP3 playing capabilities, and mobile phones and MP3 players have started including AM/FM radios.

107

For example, Qualcomm is investing $800 million in building a network for MediaFLO, a broadband network offering mobile content via a wireless network that several wireless carriers plan to offer to their subscribers. Stephen Lawson, Cingular signs on for Qualcomm mobile TV, INFOWORLD, Feb. 13, 2007, at http://www.infoworld.com/article/07/02/13/ HNcingularmobiletv_1.html (last visited Mar. 15, 2007).

spectrum that they can use to deploy such services.108 Wireless carriers also spent more than $234 million promoting music phones and music download services in 2006 alone.109 Despite these substantial investments to date, wireless carriers and other entities will continue to invest in next-generation networks and spectrum so that they may provide consumers with even more advanced services.110 Such commitment both by service providers and equipment manufacturers underscores the vast potential for audio entertainment distribution via mobile phones.

6. CD Players

Compact discs have provided competition for satellite radio since the Commission first authorized this service. The Commission identified CD players as an analog to satellite radio

108

In the FCC’s recent Auction No. 66, entities invested almost $14 billion in spectrum that can be used to provide Advanced Wireless Services (“AWS”). See Auction of Advanced Wireless Services Closes, Winning Bidders Announced for Auction No. 66, Public Notice, 21 FCC Rcd 10521 (2006). The FCC’s upcoming 700 MHz auction is expected to draw just as much, if not more, interest from the wireless industry.

109	Bridge Ratings, Music on Cell Phones, Jan. 25, 2007, at http://www.bridgeratings.com/press_01.25.2007-MusicCellphones.htm (last visited Mar. 13, 2007).
110

For example, Sprint Nextel announced in August 2006 plans to develop a fourth-generation nationwide mobile broadband network, which will use the WiMAX standard, and deploy it in some markets during 2007 with a national rollout in 2008. Press Release, Sprint Nextel Corp., Sprint Nextel Announces 4G Wireless Broadband Initiative with Intel, Motorola, and Samsung, Aug. 8, 2006, at http://www2.sprint.com/mr/news_dtl.do?id=12960 (last visited Mar. 18, 2007). A number of companies are developing inexpensive Internet radio receivers than can pick up the signal from WiFi networks. For example, Torian, an Australian company, is marketing a device called inFusion, which operates as an FM radio, MP3 player, and Internet radio in any WiFi hotspot. Matthew Ingram, WiFi Radio Stations to Join Battle for Air Supremacy, SESAC INDUSTRY NEWS, Dec. 14, 2006, at http://www.sesac.com/ind_news_detail.aspx?news_ID=26 (last visited Mar. 18, 2007). Clearwire Corp., which builds and operates wireless broadband networks using WiMAX, recently raised $600 million with an initial public offering. Yung Kim, UPDATE 2 - Clearwire IPO raises $600 mln, top of range, REUTERS, Mar. 7, 2007, at http://today.reuters.com/news/articleinvesting.aspx?view=CN&WTmodLOC=C3-News-4&symbol=INTC.O&storyID=2007-03-08T030708Z_01_N07317552_RTRIDST_0_CLEARWIRE-IPO-UPDATE-2.XML&type=qcna (last visited Mar. 18, 2007).

from the very beginning, comparing the services in an effort to determine the rate at which satellite radio would impact terrestrial radio listenership.111 When satellite radio licenses were awarded in 1997, CD players were included in only 3.2 percent of new cars,112 yet in 2006 the overwhelming preponderance of new cars included CD players as part of their factory-installed equipment. In 2005, sales of CDs were at $11.2 billion, in contrast to $770 million in sales for digital music downloads that same year.113 Moreover, users can record music on CDs, further broadening the range of potential consumer listening experiences. For example, a podcast subscriber can download a podcast and “burn” it onto a CD rather than transferring it to an MP3 player. And a CD owner can upload songs onto a personal computer for playback through a service such as iTunes or for transfer to an MP3 player. Thus, compact discs are another of the many audio entertainment options available to customers.

*            *            *

It is clear that all of the above providers view themselves as being in direct competition with each other. In public filings and statements, various members of the radio broadcasting industry have emphatically stated that they compete directly with satellite radio and other forms of audio entertainment—a view that is underscored by the fervent opposition they expressed toward the proposed transaction before the ink on the merger agreement was even dry.114 For

111	Satellite Radio Implementation Order, 12 FCC Rcd at 5764 (¶ 20).
112	Id.
113	Jupiter Research, US Music Forecast, 2006 to 2011, Jan. 4, 2007 (Executive Summary), at http://www.jupiterresearch.com/bin/item.pl/events:jupitertel/jup/id=98643/ (last visited Mar. 13, 2007).
114

See Press Release, National Association of Broadcasters, NAB Statement in Response to Proposed Sirius/XM Merger, Feb. 19, 2007, at http://www.nab.org/AM/Template.cfm?Section=Press_Releases1&TEMPLATE= /CM/ContentDisplay.cfm&CONTENTID=8258 (last visited Mar. 18, 2007).

example, as NAB has described, “local radio stations compete for listeners with other forms of audio delivery offering an almost unlimited array of content. IPods and other MP3 players, music [subscription] services, podcasting and the Internet streaming of U.S. and foreign radio stations literally provide content from around the world to listeners in each local radio market in America.”115 Clear Channel has noted that terrestrial radio faces competition from “[s]atellite radio . . . [and] portable audio devices, including MP3 players (such as iPods), subscription music services offered via cable television and direct broadcast satellite (‘DBS’), [and] Internet music services.”116 These and other parties have made similar representations in their certified securities filings.117 Such statements remove any doubt concerning the diversity and multiplicity of options available in the audio entertainment services market today.

115

NAB Comments, 2006 Quadrennial Regulatory Review, at 26; see also Remarks of David Rehr, President and CEO, National Association of Broadcasters, The Future of Broadcasting, The National Press Club, Oct. 4, 2006, at http://www.nab.org/AM/Template.cfm?Section=News_room&TEMPLATE=/CM/ContentDisplay.cfm&CONTENTID=6937 (last visited Mar. 15, 2007) (“[W]e must address new competitors. Who are the newer competitors? . . . On the radio side, we have satellite radio, Internet radio, iPODs, other MP3 players, cell phones and others.”).

116	Clear Channel Comments, 2006 Quadrennial Regulatory Review, at 13 (citation omitted).
117

See, e.g., Citadel Broadcasting Corp., 2006 Form 10-K Annual Report, at 26 (filed Mar. 16, 2007), at http://www.sec.gov/Archives/edgar/data/1174527/000119312507056656/d10k.htm (last visited Mar. 19, 2007) (“We operate in a highly competitive industry. Our radio stations compete for audiences, creative and performing talent, broadcast rights, market share and advertiser support with other radio stations and station groups, as well as with other media such as broadcast television, newspapers, magazines, cable television, satellite television, satellite radio, outdoor advertising, the Internet, hand held programmable devices, such as iPods and cellular phones, and direct mail.”); Cox Radio, Inc., 2006 Form 10-K Annual Report, at 16 (filed Mar. 13, 2007), at http://www.sec.gov/Archives/edgar/data/1018522/000119312507053326/d10k.htm (last visited Mar. 19, 2007) (“The radio broadcasting industry is a highly competitive business. Our radio stations compete against other radio stations and other media (including new technologies and services that are being developed or introduced) for audience share and advertising revenue. . . . New technologies (such as satellite-delivered and portable digital audio players and hand-held programmable devices including iPods and cellular telephones) allow listeners to avoid traditional commercial advertisements and offer superior sound quality as compared to terrestrial

B.	A Satellite Radio Merger Would Not Harm Competition in the Audio Entertainment Market.

As the Commission has explained, a “merger can have an anticompetitive effect in a given market if it increases concentration in the market to such an extent that the exercise of market power becomes more likely and the ability of competitors to enter the market and constrain the exercise of market power is impeded by barriers to entry.”118 The proposed satellite merger presents neither of these prerequisites to competitive harm.119

1.	A Combined Satellite Radio Provider Would Have No Market Power In Light of the Widespread Availability of Competitive Alternatives.

The possibility that a merger will produce anti-competitive effects is tied directly to the market power of the merged entity.120 For several reasons, a combined satellite radio provider

(Continued . . .)

radio broadcasts.”); Cumulus Media Inc., 2006 Form 10-K Annual Report, at 9 (filed Mar. 19, 2007), at http://www.sec.gov/Archives/edgar/data/1058623/000095014407002374/g06034e10vk.htm (last visited Mar. 19, 2007) (“[T]he radio broadcasting industry is subject to competition from companies that use new media technologies that are being developed or have already been introduced, such as the Internet and the delivery of digital audio programming by cable television systems, by satellite radio carriers, and by terrestrial-based radio stations that broadcast digital audio signals. The FCC has authorized two companies to provide a digital audio programming service by satellite to nationwide audiences with a multi-channel, multi-format and with sound quality equivalent to that of compact discs.”).

118	AT&T/BT Order, 14 FCC Rcd at 19,157 (¶ 40).
119

The Commission should review the proposed transaction in light of this evidence of intense competition in the audio entertainment market, not in light of precedent from another context. Although some have suggested otherwise, the Commission’s review of the proposed merger of DIRECTV and EchoStar in 2002 provides no guidance to the analysis applicable here, as many facts about the services and the competitive landscape are different. For example, the marketplace for audio entertainment services today is far more competitive than the Commission determined the relevant video market to be in 2002, eliminating the concerns that the Commission noted in its other decision.

120

See, e.g., Verizon-MCI Order, 20 FCC Rcd at 18,515 (¶ 159) (noting that a merger was “not likely to result in anticompetitive effects given the relatively low market shares of the Applicants” in the relevant market).

will be unable to exercise market power against consumers or other providers of audio entertainment services, let alone dominate the market. First, as discussed above, the two satellite radio providers currently have only a very small share of the audio entertainment market—combined, they account for just 3.4 percent of all radio listening.121 Even the combined company would serve only a fraction of the consumers who purchase or use audio entertainment services.

Second, the array of audio entertainment options currently available to consumers prevents the exercise of market power because, despite some differentiation, customers can easily substitute these options for satellite radio, and indeed many are potentially more appealing and less costly to consumers. For example, AM and FM radio, as well as HD Radio, currently offer much of the same content as satellite radio for free to all consumers (relying instead on advertising revenue). The ubiquitous nature of AM/FM radios, which are available in almost every car (including cars with satellite radios), in-home stereo system, and clock radio sold to consumers, provides consumers with broad exposure to the programming of AM and FM broadcasters.122 In addition, MP3 players and their rapid incorporation into mobile phones permit broader user selection of pre-mixed music and self-programmed content, and online

121

Phil Rosenthal, Satellite deal foes don’t hear message, CHICAGO TRIBUNE, Feb. 28, 2007, at http://www.chicagotribune.com/business/columnists/chi-0702280164feb28,0,1928140.column?coll=chi-navrailbusiness-nav (last visited Mar. 17, 2007) (summarizing the results of a recent Arbitron study).

122

The strength of terrestrial radio was evident even as satellite radio was first being licensed. In 1995, Edward Fritts, then president of NAB, announced that many were predicting the “plethora of new technologies will be the death knell of local stations. My friends, the death knell for radio has sounded before [and] radio has refused to answer the call . . . . As we provide the public with relevant programming, I predict America’s love affair with radio will only be enhanced.” DARS Grabs Attention of NAB Radio Show, COMMUNICATIONS DAILY, Sept. 11, 1995, at 4. Given the current statistics regarding the number of listeners to local radio, Mr. Fritts’ predictions appear to continue to be accurate.

music subscription services and podcasting enable consumers to replicate most of the content and the user experience available through satellite radio. Further, Internet radio is capable of offering more variety and choice than any other option, including providing substantial control over content selection and information about artists. A number of free streaming music sites, such as Pandora and Last.fm, will customize the music delivered based on listeners’ preferences, something not available over either terrestrial or satellite radio.123

In fact, many of these providers already are expanding their capabilities so that their services more closely resemble the functionality provided by satellite radio. For example, terrestrial radio has adopted different formats while reducing commercials.124 HD Radio provides higher-quality sound that is comparable to satellite radio, as well as expanded genres

123

Kevin Schneider, When Radio Doesn’t Cut It, Turn to Last.fm, THE MIRROR, Feb. 22, 2007, at http://media.www.fairfieldmirror.com/media/storage/paper148/news/2007/02/22/ Entertainment/When-Radio.Doesnt.Cut.It.Turn.To.Last.fm-2733792.shtml (last visited Mar. 17, 2007).

124

See, e.g., Kara Kridler, Is the end drawing near for free radio?, THE DAILY RECORD, Sept. 28, 2005, at http://www.findarticles.com/p/articles/mi_qn4183/is_20050928/ai_n15613982 (citing John MacKerron, associate professor of media and film at Towson University, “Terrestrial has already begun making some changes to compete with satellite . . . . Along with actually cutting back on commercials, radio stations have tried to create the illusion of reduced commercials by running more music back-to-back while airing longer commercial breaks.”);

Revolutions in Radio, ONLINE NEWSHOUR, May 4, 2005, at http://www.pbs.org/newshour/media/radio/broadcast.html (last visited Mar. 14, 2007) (“Radio executives have also moved to reduce the length and number of advertisements heard on the broadcast waves. Clear Channel launched a ‘Less is More’ campaign designed to reduce the total number of ad minutes per hour of airtime. They’re also trying to teach advertisers how to make shorter, more entertaining commercial spots.”); Todd Leopold, New tricks for old broadcast medium, CNN.COM, July 20, 2006, at http://www.cnn.com/2006/SHOWBIZ/Music/07/20/radio/index.html (last visited Mar. 17, 2007) (“The growing popularity of satellite has ‘woken up the broadcast industry a little,’ says Ron Dresner, a longtime radio professional . . . . Terrestrial radio is investing in new formats and new technology . . . . Radio companies are also sinking money into high-definition radio, internet streaming and podcasts.”).

and music formats.125 Internet radio offers a package of programming that is similar to—if not broader than—that available on satellite radio. New automobiles increasingly come with input jacks that can be used to connect MP3 players or factory-installed iPod integration kits, similar to satellite radio. Similarly, cars will soon be able to support Internet radio126 and music over mobile phones.127

Given the existing and emerging capabilities of other audio entertainment services, it is not surprising that consumers routinely avail themselves of multiple options. Many users of newer services, such as MP3 players and satellite radio, continue to rely on terrestrial radio to some extent.128 One study noted that satellite radio actually has suffered some attrition,

125

Press Release, HD Digital Radio Alliance, The Digital Revolution Will Not Be Televised – It’s On Your Radio, Feb. 13, 2006, at http://www.hdradio.com/press_room.php?newscontent=21 (last visited Mar. 14, 2007) (citing Peter Ferrera, CEO of the HD Digital Radio Alliance, as saying, “HD digital radio is the hottest thing to happen to consumer entertainment since FM, and HDRadio.com has everything you need to create your digital radio lifestyle . . . . We think consumers are going to love having this information-rich, one-stop resource. This is all about quality and freedom for listeners. Quality of sound and freedom of choice. And on HD2 channels for the next 18 months to two years, freedom from commercials.”).

126

For example, Avis Rent A Car System, LLC recently announced a new service that provides Avis renters with portable wireless Internet access that can be carried anywhere and will be available for a fee of $10.95 per day. See Press Release, Avis Rent A Car System, LLC, Rent from Avis and Get Your Own Mobile Wi-Fi Hot Spot, Jan. 9, 2007, at http://www.avis.com/AvisWeb/JSP/global/en/aboutavis/press_room/2007-001.jsp (last visited Mar. 17, 2007).

127

For example, as noted above, Motorola currently sells connection devices that allow subscribers to its iRadio service to connect their mobile phone to their car’s stereo system. See Press Release, Motorola, Inc., Motorola Rocks the House . . . and the Car . . . and the Mobile Phone . . . Rolls Out iRadio® Service, Jan. 3, 2006, at http://www.motorola.com/mediacenter/news/detail.jsp?globalObjectId=6260_6215_23 (last visited Mar. 17, 2007) (“Motorola offers optional Bluetooth accessories to extend iRadio, including . . . a wireless car kit compatible with virtually all car stereos from major manufacturers such as Pioneer, Alpine, Sony and Kenwood.”).

128	Phil Rosenthal, Satellite deal foes don’t hear message, CHICAGO TRIBUNE, Feb. 28, 2007, at http://www.chicagotribune.com/business/columnists/chi-

demonstrated by an average decline of 3.4 listening hours each week per subscriber from the first quarter of 2005 to the first quarter of 2006.129

Finally, the conduct of XM and Sirius demonstrates that both already have been responsive to market forces. Both companies have priced or modified their services in order to make them more competitive with other forms of audio entertainment. In addition, both companies have expanded their channel selection over time, going from an original plan in 1997 to provide “20 or more channels” each to over 100 channels today,130 and introducing local weather and traffic channels for major U.S. metropolitan centers in 2004. The emergence of Internet radio and MP3 players has forced the companies to make changes as well, such as by developing new features for their radios like recording and time-shifted listening, improving device performance, and permitting subscribers to listen through the Internet. Both XM and Sirius have introduced satellite radios with built-in MP3 players that allow users to store MP3s that they have purchased, as well as to listen to and record satellite radio. Sirius’ first MP3 receiver, the S50, was introduced in October 2005.131 During the past year, Sirius rolled out a new MP3 receiver, the Stiletto 100, which has more functionality than the S50.132 XM

(Continued . . .)

0702280164feb28,0,1928140.column?coll=chi-navrailbusiness-nav (last visited Mar. 17, 2007); Study: iPod ownership reaches a new high, MACDAILYNEWS, June 30, 2006, at http://www.macdailynews.com/index.php/weblog/comments/10050/ (last visited Mar. 13, 2007).

129	See Podcasting, MP3 Players Stealing Radio’s Audience, PODCASTING NEWS, Apr. 11, 2006, at http://www.podcastingnews.com/archives/2006/04/podcasting_mp3.html (last visited Mar. 13, 2007).
130	Satellite Radio Implementation Order, 12 FCC Rcd at 5760 (¶ 12).
131	Press Release, Sirius Satellite Radio Inc., SIRIUS Unveils Wearable Satellite Radio, Aug. 25, 2005, at http://investor.sirius.com/ReleaseDetail.cfm?ReleaseID=171462 (last visited Mar. 14, 2007).
132	Press Release, Sirius Satellite Radio Inc., SIRIUS Introduces the Stiletto 100, Its First

introduced hand-held, recordable radio receivers—MyFi, Tao, and AirWare—in late 2004 and 2005,133 and MP3 players/recordable radios—Helix, Inno, and NeXus—in 2006.134

The nature of the audio entertainment marketplace—and in particular, satellite radio’s place in that market—make it extremely unlikely that a merger of the two satellite radio providers could or would have any anticompetitive effects, let alone dominate the market. A combined satellite radio provider would have to ensure that its service is competitive with the many alternatives to which consumers may readily turn. Thus, for example, the company will offer expanded programming options as well as other valuable services, as discussed above. In short, the combined company would work to produce benefits for consumers, not take them away, a result that is decidedly pro-competitive.

2.	A Satellite Radio Merger Would Not Bar Entry By New Providers of Audio Entertainment Services.

Aside from this existing, vibrant competition, entry by new competitors and expansion of current services remains viable notwithstanding the proposed merger. As discussed above, new

(Continued . . .)

Live Portable Satellite Radio, Sept. 26, 2006, at http://investor.sirius.com/ReleaseDetail.cfm?ReleaseID=212194 (last visited Mar. 14, 2007).

133

Press Release, XM Satellite Radio Holdings Inc., XM Satellite Radio Holdings Inc. Announces Fourth Quarter and Full Year 2004 Results; XM Introduces First Portable, Wearable Satellite Radio, Feb. 10, 2005, at http://xmradio.mediaroom.com/index.php?s=press_releases&item=829 (last visited Mar. 16, 2007) (noting the introduction of MyFi in December 2004 and Tao and Airware in 2005).

134

Press Release, XM Satellite Radio Holdings Inc., Samsung Introduces the First Complete Line of Portable XM Satellite Radios With MP3 Capability, Jan. 4, 2006, at http://xmradio.mediaroom.com/index.php?s=press_releases&item=1136 (last visited Mar. 16, 2007); Press Release, XM Satellite Radio Holdings Inc., XM Satellite Radio Holdings Inc. Announces First Quarter 2006 Results; XM Introduces Five New Radio Models in the Second Quarter, Including Portable XM/MP3 Players, Apr. 27, 2006, at http://xmradio.mediaroom.com/index.php?s=press_releases&item=1307 (last visited Mar. 16, 2007).

wireless networks are already under construction, which will support mobile audio services over devices such as mobile phones and Internet radio over WiFi and WiMAX. In addition, there appears to be little limit to the growth of Internet radio and podcasting. The Slacker service described above, which uses both Internet and satellite technology, illustrates the way in which innovation is continually yielding new audio entertainment options.135

In addition, other types of spectrum are available that are capable of supporting services comparable to satellite radio. Audio entertainment services similar to satellite can be deployed using the frequencies allocated to the Wireless Communications Service (“WCS”). This spectrum is immediately adjacent to the band in which satellite radio already operates—indeed, it originally had been identified for satellite radio but was reallocated to WCS pursuant to congressional mandate.136 The Commission already has authorized satellite radio in this spectrum, having stated that WCS licensees were permitted “to provide a variety or combination of services,”137 specifically including satellite radio.138 2 GHz or L-band spectrum currently allocated for Mobile Satellite Service (“MSS”) can also be used to provide audio entertainment services akin to satellite radio. At least one provider has advocated using the 2 GHz band to provide such services and sought permission to do so, although the Commission did not grant

135

See Introducing Slacker, a new kind of Satellite Radio company, ORBITCAST, Mar. 14, 2007, at http://www.orbitcast.com/archives/introducing-slacker-a-new-kind-of-satellite-radio-company.html (last visited Mar. 17, 2007); see also J.D. Biersdorfer, Now, a Radio Station for (Your Name Here), N.Y. TIMES, Mar. 15, 2007, at C8.

136

See Amendment of the Commission’s Rules to Establish Part 27, the Wireless Communications Service (“WCS”), Report and Order, 12 FCC Rcd 10,785, 10,786-87 (¶¶ 1-3) (1997) (“WCS Order”); see also Satellite Radio Implementation Order, 12 FCC Rcd at 5756 (¶ 3).

137	WCS Order, 12 FCC Rcd at 10,846 (¶ 119).
138	Id., 12 FCC Rcd at 10,798 (¶ 27); see also id., 12 FCC Rcd at 10,808 (¶ 45) (noting that WCS “may have increased utility for satellite” radio).

that request.139 Two companies are already planning to provide satellite-based services using the 2 GHz band, and are subject to binding milestones to do so (although neither has announced plans to provide audio entertainment services).140 The Commission could authorize audio entertainment services using these spectrum alternatives without regard to a satellite radio merger.

Finally, a satellite radio merger will not affect competition at the programming level. There are many providers of programming and content that can easily reach listeners through a variety of means. As reflected in the very broad range of offerings in their respective channel line-ups, the Applicants are highly committed to providing a wide diversity of viewpoints to consumers; the merger will not change the combined company’s strong incentives to continue this practice in the future. Programming and content providers could rely on other avenues to disseminate their content should the combined company adopt practices that would restrict the ability of programmers to reach satellite radio listeners. Indeed, by enabling the combined company to consolidate similar channels and thereby create capacity for new channels, the transaction eventually will open up additional opportunities for new content providers to reach listeners via satellite radio.141

139

Inmarsat Global Limited; Petition for Declaratory Ruling to Provide Mobile Satellite Service to the United States Using the 2 GHz and Extended Ku Bands, Order, 20 FCC Rcd 19,409 (2005); Use of Returned Spectrum in the 2 GHz Mobile Satellite Service Frequency Bands, Order, 20 FCC Rcd 19,696, 19,722 n.171 (¶ 56 n.171) (2005).

140

TMI Communications and Company, Limited Partnership, and TerreStar Networks, Inc. Request to Assign Spectrum LOI Authorization, Memorandum Opinion and Order, 19 FCC Rcd 12,603, 12,623 (¶ 59) (2004); New ICO Satellite Services G.P., Application to Extend Milestones, Memorandum Opinion and Order, 22 FCC Rcd 2229, 2235-36 (¶ 21) (2007). 142 See supra Section III.B.

141	See supra Section III.B.

V.	THE TRANSACTION SATISFIES THE REQUIREMENTS OF THE COMMUNICATIONS ACT, ALL OTHER APPLICABLE STATUTES, AND THE COMMISSION’S RULES.

A.	Sirius and XM Are Qualified to Control FCC Licenses.

Section 310(d) of the Communications Act requires the Commission to consider the qualifications of the proposed transferee as if it were applying for licenses directly under Section 308.142 Sirius’ and XM’s qualifications to hold and control FCC licenses are a matter of public record and have been reviewed and endorsed in prior proceedings. The Commission first granted Sirius and XM FCC satellite licenses in 1997.143 In the ten years that followed, the Commission reaffirmed Sirius’ qualifications to control this satellite license144 and granted Sirius earth station, wireless, and special temporary authorizations for terrestrial repeaters.145 The

142

47 U.S.C. §§ 310(d), 308(b) (applications must set forth such facts as the Commission may require as to citizenship, character, and financial, technical and other qualifications); see also Applications of AirTouch Commc’ns, Inc., Transferor, and Vodafone Group, PLC, Transferee, For Consent to Transfer of Control of Licenses and Authorizations, Memorandum Opinion and Order, 14 FCC Rcd 9430, 9432-34 (¶¶ 5-9) (1999).

143

Sirius Authorization Order, 13 FCC Rcd at 7971; XM Authorization Order, 13 FCC Rcd at 8829. Satellite CD Radio, Inc. is a wholly owned direct subsidiary of Sirius; American Mobile Radio Corp. is the former name of XM Radio Inc., which is a wholly owned subsidiary of XM.

144	Sirius Satellite Radio Inc., Application for Transfer of Control of Station Authorization, Order, 18 FCC Rcd 215 (2003) (“2003 Sirius Transfer of Control Order”).
145

See, e.g., Sirius Satellite Radio Inc., Application for Special Temporary Authority to Operate Satellite Digital Audio Radio Serv. Complementary Terrestrial Repeaters, Order and Authorization, 16 FCC Rcd 16,773 (2001); XM Radio Inc., Request for Special Temporary Authority to Operate Additional Satellite DARS Terrestrial Repeaters, Sirius Satellite Radio Inc., Request to Modify Special Temporary Authority To Operate Satellite DARS Terrestrial Repeaters, Order and Authorization, 19 FCC Rcd 18,140 (2004); Satellite Commc’ns Servs. Information re: Actions Taken, Public Notice, Report No. SES-00853, File No. SES-LIC-20060721-01234 (Sept. 6, 2006); Satellite Commc’ns Servs. Information, Re: Actions Taken, Public Notice, Report No. SES-00861, File No. SES-LIC-20060818-01402 (Oct. 4, 2006).

Commission also reaffirmed XM’s qualifications,146 and granted it special temporary authority as well.147

In addition, the combined company will benefit from a highly experienced management team from both companies.148 Accordingly, Sirius and XM remain qualified to hold and control the licenses and authorizations involved in the proposed transaction.

B.	No Commission Rule Bars the Transaction.

The Commission’s published rules do not prohibit one satellite radio licensee from acquiring control of the other. The Commission noted in its 1997 order authorizing satellite radio as a service that satellite radio “licensees, like other satellite licensees, will be subject to rule 25.118.”149 That rule, now Section 25.119, implements the statutory requirement that the Commission grant transfer applications if doing so is in the public interest,150 and sets forth the basic procedures for filing an application.151 Nowhere does that rule prohibit the ability of a satellite radio licensee to transfer or assign its license in any way. Indeed, the Commission’s 1997 reference to this rule expressly recognizes that the agency’s rules contemplate and permit

146

XM Radio Inc., Application for Minor Modification to Relocate Satellite Digital Audio Radio Service (SDARS) Satellite from 85° W to 115° W, Order and Authorization, 20 FCC Rcd 1620 (2005) (affirming the legal and technical qualifications of XM Radio Inc.).

147

See, e.g., XM Terrestrial Repeater Authorization Order, 16 FCC Rcd at 16,781; XM Radio Inc., Request for Special Temporary Authority to Operate Additional Satellite Digital Audio Radio Service Terrestrial Repeaters, Order and Authorization, 19 FCC Rcd 18,140 (2004).

148

Mel Karmazin, currently Chief Executive Officer of Sirius, will become Chief Executive Officer of the combined company and Gary Parsons, currently Chairman of XM, will become Chairman of the combined company.

149	Satellite Radio Implementation Order, 12 FCC Rcd at 5823 (¶ 170).
150	47 U.S.C. § 310(d).
151	47 C.F.R. § 25.119.

the filing of this Application for the transfer of control of both satellite radio licensees to common ownership.

While the Commission stated in the same order that “one licensee will not be permitted to acquire control of the other remaining satellite DARS license,”152 this language was not codified in the Code of Federal Regulations and thus is not a binding FCC regulation.153 To the contrary, it is merely a policy statement reflecting the Commission’s view, based on the evidence available in 1997, that two satellite radio licensees were needed to have enough competition in the audio entertainment market. That statement does not preclude today’s Commission, recognizing a radically altered competitive environment, from finding that the proposed transaction serves the public interest.154

However, even if the Commission were inclined to treat this decade-old statement as an “uncodified” rule creating a limitation on a codified regulation, that treatment would not prohibit

152	Satellite Radio Implementation Order, 12 FCC Rcd at 5823 (¶ 170).
153

See, e.g., Wilderness Soc’y v. Norton, 434 F.3d 584, 596 (D.C. Cir. 2006) (“The real dividing point between regulations and general statements of policy is publication in the Code of Federal Regulations, which the statute authorizes to contain only documents ‘having general applicability and legal effect,’ and which the governing regulations provide shall contain only ‘each Federal regulation of general applicability and current or future effect.”); Fla. Power & Light Co. v. EPA, 145 F.3d 1414, 1418 (D.C. Cir. 1998) (holding that a statement published in the Federal Register, but not the C.F.R., was not a rule); Am. Portland Cement Alliance v. EPA, 101 F.3d 772, 776 (D.C. Cir. 1996). By contrast, when the Commission did discuss actual “rules” that it was adopting in the Satellite Radio Implementation Order, it attached specific text for such rules, which were then published in the Code of Federal Regulations. See Satellite Radio Implementation Order, 12 FCC Rcd at 5851 (App. A) (attaching proposed text of amendments to the Commission’s Part 25 rules).

154

Syncor Int’l Corp. v. Shalala, 127 F.3d 90, 94 (D.C. Cir. 1997) (citations omitted) (“By issuing a policy statement, an agency lets the public know its current enforcement or adjudicatory approach. The agency retains the discretion and the authority to change its position—even abruptly—in any specific case because a change in its policy does not affect the legal norm.”); FCC v. Pottsville Broad. Co., 309 U.S. 134, 138 (1940) (public interest standard of the Communications Act is “a supple instrument for the exercise of discretion by the expert body which Congress has charged to carry out its legislative policy”).

this transaction. It is settled law that the Commission may waive any of its rules on its own motion or upon request, if good cause is shown.155 Moreover, agencies have discretion to decide significant issues through adjudication, rather than rulemaking, provided the decision (1) is a product of reasoned decision making, and (2) gives adequate notice to the parties subject to the decision.156

Accordingly, to the extent necessary, the Applicants specifically request that the Commission waive, modify, or otherwise alter the subject statement from the 1997 licensing order to the extent necessary to permit this merger. The Commission is authorized to waive its rules when “[t]he underlying purpose of the rule(s) would not be served or would be frustrated, by application to the instant case, and [] a grant of the requested waiver would be in the public interest.”157 In this case, waiver of the rule is appropriate because the preservation of two separate satellite radio licensees is no longer required to “help assure sufficient continuing competition,” which was the purpose of the original restriction.158 As detailed above, the

155	47 C.F.R. §§ 1.3, 1.925(a). The Commission is required to give a “hard look” to meritorious waiver requests. See, e.g., Delta Radio, Inc. v. FCC, 387 F.3d 897, 900 (D.C. Cir. 2004).
156

See, e.g., SEC v. Chenery Corp., 332 U.S. 194, 203 (1947); Chisholm v. FCC, 538 F.2d 349, 365 (D.C. Cir. 1976) (noting that where parties have actual notice of a rule change and an opportunity to submit comments on it, requiring the FCC to “go through the motions of notice and comment rulemaking” would represent an “empty formality”). See also 47 C.F.R. § 1.412(a)(3) (providing that while notice “ordinarily” will be given by publication in the Federal Register, this is not necessary if “all persons subject to the proposed rules are named and have actual notice of the proposal as a matter of law”).

157

47 C.F.R. § 1.925(b)(3)(i); see also, e.g., Ne. Cellular Tel. Co. v. FCC, 897 F.2d 1164, 1166 (D.C. Cir. 1990) (stating that waiver is appropriate where rigid compliance with the rule is inconsistent with the public interest).

158	Satellite Radio Implementation Order, 12 FCC Rcd at 5823 (¶ 170); see also id., 12 FCC Rcd at 5786 (¶ 77) (describing the Commission’s goal to “create as competitive a market structure as possible”).

modern market for audio entertainment services in which satellite radio competes for listeners has significantly evolved in the past ten years and is now extremely competitive.159 Such changed market conditions provide the “good cause” necessary to waive the rule and indicate that neither the underlying purpose of the “rule” nor the public interest is served by strict application.160 Similarly, processing of this Application allows the FCC to collect “the relevant information [on competition faced by satellite radio] necessary [for] mature and fair consideration” of the requested rule modification and provides an open forum for all interested parties, including those “most immediately affected,” to be “accorded a full opportunity to be heard.”161

Accordingly, because the benefits outlined above indicate that the proposed transaction is in the public interest,162 the Commission should either waive or modify any uncodified rule in the context of its adjudication of the merger without commencing a separate rulemaking.163 To

159	See supra Section IV.
160

See 47 C.F.R. § 1.925(b)(3) (“The Commission may grant a request for waiver if it is shown that: (i) The underlying purpose of the rule(s) would not be served or would be frustrated, by application to the instant case, and that a grant of the requested waiver would be in the public interest; or (ii) In view of unique or unusual factual circumstances of the instant case, application of the rule(s) would be inequitable, unduly burdensome or contrary to the public interest, or the applicant has no reasonable alternative”). See also Ne. Cellular Tel. Co. v. FCC, 897 F.2d 1164, 1166 (D.C. Cir. 1990) (providing that waiver is appropriate where rigid compliance with the rule is inconsistent with the public interest).

161

NLRB v. Bell Aerospace Co., 416 U.S. 267, 295 (1974). See also Comsat Corp., Policies and Rules for Alternative Incentive Based Regulation of Comsat Corp., Report and Order, 14 FCC Rcd 3065, 3079 (¶ 38) (1999) (opting to proceed by adjudication instead of a rulemaking where “using the rulemaking process would be overly burdensome and unnecessary to assure adequate notice and comment” and where an adjudicatory proceeding “can offer adequate protection for the rights of interested parties”).

162	See supra Sections III and IV.
163	See, e.g., Bell Aerospace, 416 U.S. at 295; Chenery, 332 U.S. at 203; Chisholm, 538 F.2d at 365.

ensure that adequate notice is provided, the Applicants hereby request that the Commission publish its request for comment on this Application in the Federal Register.

VI.	FCC AUTHORIZATIONS AND PROCESSING

A.	Request for Transfer of Authorizations

FCC applications for the transfer of control of the following authorizations are being filed simultaneously with respect to the proposed merger:

1.	XM Satellite Radio Inc.’s space station authorizations, including special temporary authority grants and pending requests to operate terrestrial repeaters164 (FCC Form 312)

S2118

S2119

S2616

S2617

2.	XM Satellite Radio Inc.’s transmit/receive earth station authorizations (FCC Form 312)

E000158

E000724

E040204

3.	XM Satellite Radio Inc.’s experimental license (FCC Form 703)

WB2XCA

4.	Satellite CD Radio, Inc.’s space station authorization, including special temporary authority grants and pending requests to operate terrestrial repeaters (FCC Form 312)

S2105165

164

The FCC has previously approved the transfer of control of existing grants of, and requests for, special temporary authority as part of the transfer of control of the satellite license. 2003 Sirius Transfer of Control Order, 18 FCC Rcd at 217 n.16 (¶ 7 n.16).

165

As a result of Sirius’ modification of its authority to launch and operate a NGSO system instead of two GSO satellites, the call sign S2106 is no longer operative. Therefore, the Applicants are not seeking authority to transfer control of this call sign. This approach is consistent the FCC’s prior treatment of this license. See Sirius Satellite Radio Inc., Application for Authorization to Transfer Control, File No. SAT-T/C-20021122-00225, FCC Form 312,

5.	Sirius Satellite Radio Inc.’s transmit/receive earth station authorizations (FCC Form 312)

E990291

E040363

E060276

E060277

6.	Sirius Satellite Radio Inc.’s wireless license (FCC Form 603)

WPTX369

B.	Request for Approval of Additional Authorizations

Both Sirius and XM have on file additional applications and pleadings and, following the filing of this Application, may file additional applications or petitions. Accordingly, the Applicants request that the Commission, in acting upon this Application, include authority for the transfer of control of (1) any license or authorization issued to XM or Sirius during the period prior to grant of the instant Application or during the period required for consummation following approval; and (2) any applications (including applications for STA), petitions or other filings that have been filed by XM or Sirius and are pending at the time of consummation of the proposed transfer of control.166

(Continued . . .)

Schedule A (filed Nov. 22, 2002) (requesting transfer of call sign S2105); Policy Branch Information, Satellite Space Station Applications Accepted for Filing, Public Notice, Report No. SAT-00129 (Nov. 27, 2002) (accepting for filing Sirius’ transfer of control application for call sign S2105); 2003 Sirius Transfer of Control Order, 18 FCC Rcd at 217 n.16 (¶ 7 n.16) (granting Sirius’ transfer of control application).

166

Following the closing of the proposed transaction, Sirius and XM will supplement their pending applications as required under the Commission’s rules, 47 C.F.R. § 1.65, to reflect the new ownership structure.

C.	Request for Permit-But-Disclose Ex Parte Status

The Applicants request that this proceeding be designated “permit-but-disclose” under the Commission’s rules controlling ex parte presentations.167 Designation as a “permit-but-disclose” proceeding under Section 1.1206 would serve the public interest by facilitating the development of a complete record upon which a well-reasoned decision can be made.

D.	Section 304 Waiver

Pursuant to Section 304 of the Communications Act, the Applicants hereby waive any claim to the use of any particular frequency or of the electromagnetic spectrum as against the regulatory power of the United States.168

167	47 C.F.R. §§ 1.1200-1.1216.
168	See 47 U.S.C. § 304.

56

VII.	CONCLUSION

For the foregoing reasons, the Applicants request Commission approval of the transfer of control of the licenses and authorizations held by Sirius and XM.

Respectfully Submitted,

/s/ Patrick L. Donnelly	/s/ Dara Altman

Patrick L. Donnelly	Dara Altman
Executive Vice President, General Counsel and Secretary	Executive Vice President, Business and Legal Affairs
Sirius Satellite Radio Inc.	XM Satellite Radio Holdings Inc.
1221 Avenue of the Americas	1500 Eckington Place, NE
36th Floor	Washington, DC 20002
New York, NY 10020

Richard E. Wiley	Gary M. Epstein
Robert L. Pettit	James H. Barker
Peter D. Shields	Brian W. Murray
Jennifer D. Hindin	LATHAM & WATKINS LLP
WILEY REIN LLP	555 Eleventh Street, NW
1776 K Street NW	Suite 1000
Washington, DC 20006	Washington, DC 20004-1304
202.719.7000	202.637.2200

Attorneys for Sirius Satellite Radio Inc.	Attorneys for XM Satellite Radio Holdings Inc.

March 20, 2007

Attachment A1

Sirius Current Corporate Structure

XM Current Corporate Structure

[1]

This Attachment A depicts the corporate structure for Sirius, XM and their U.S.-licensed subsidiaries. Sirius, XM and the combined company have (or will have) other subsidiaries not shown on this Attachment A.

Proposed Sirius-XM Corporate Structure